Exhibit 10.18

Confidential

EXECUTION COPY

Certain confidential information contained in this document, marked by [***], has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

DEVELOPMENT AND OPTION AGREEMENT

between

HARPOON THerapeutics, inc.

and

ABBVIE BIOTECHNOLOGY LTD

Dated as of November 20, 2019

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	1
ARTICLE 2 COLLABORATION MANAGEMENT	18

2.1Joint Governance Committee.18

2.2General Provisions Applicable to the JGC.19

2.3Discontinuation of the JGC.20

2.4Interactions Between the JGC and Internal Teams.20

2.5CMC Working Group.21

2.6Working Groups.21

2.7Expenses.21

ARTICLE 3 DEVELOPMENT AND REGULATORY	21

3.1Initial Development Plan and Activities.21

3.2AbbVie Option.24

3.3[***].25

3.4Post-Exercise Development Activities.26

3.5Supply of Technology for Development Purposes.27

3.6Expenses and Invoicing.27

3.7Subcontracting.28

3.8Regulatory Matters.28

ARTICLE 4 COMMERCIALIZATION	30

4.1In General.30

4.2Commercialization Diligence.30

4.3Booking of Sales; Distribution.31

4.4Product Trademarks.31

4.5Commercial Supply of Licensed Compounds or Licensed Products.31

ARTICLE 5 GRANT OF RIGHTS	33

5.1Grants to AbbVie.33

5.2Grants to Harpoon.34

5.3Sublicenses.34

5.4Distributorships.34

5.5Co-Promotion Rights.34

5.6Retention of Rights.34

5.7Confirmatory Patent License.35

5.8Exclusivity with Respect to the Territory.35

5.9In-License Agreements.35

ARTICLE 6 PAYMENTS AND RECORDS	36

6.1Upfront Payment.36

6.2Development and Regulatory Milestones.36

6.3First Commercial Sales Milestones.37

6.4Sales-Based Milestones.37

6.5Royalties.38

6.6Royalty Payments and Reports.39

6.7Mode of Payment; Offsets.40

6.8Withholding Taxes.40

6.9Indirect Taxes.40

6.10Interest on Late Payments.41

6.11Audit.41

6.12Audit Dispute.41

6.13Confidentiality.41

6.14[***]41

6.15No Other Compensation.42

ARTICLE 7 INTELLECTUAL PROPERTY	42

7.1Ownership of Intellectual Property.42

7.2Maintenance and Prosecution of Patents.43

7.3Enforcement of Patents.45

7.4Infringement Claims by Third Parties.48

7.5Invalidity or Unenforceability Defenses or Actions.48

7.6Product Trademarks.49

7.7International Nonproprietary Name.50

7.8Inventor's Remuneration.50

7.9Common Interest.50

ARTICLE 8 PHARMACOVIGILANCE AND SAFETY	50

8.1Pharmacovigilance.50

8.2Global Safety Database.50

ARTICLE 9 Confidentiality AND Non-Disclosure	51

9.1Product Information.51

9.2Confidentiality Obligations.51

9.3Permitted Disclosures.52

9.4Use of Name.53

9.5Public Announcements.53

9.6Publications.54

9.7Return of Confidential Information.54

9.8Survival.54

ARTICLE 10 REPRESENTATIONS AND Warranties	55

10.1Mutual Representations and Warranties.55

10.2Additional Representations and Warranties of Harpoon.55

10.3Covenants of Harpoon.58

10.4Covenants of AbbVie.58

10.5DISCLAIMER OF WARRANTIES.59

ARTICLE 11 Indemnity	60

11.1Indemnification of Harpoon.60

11.2Indemnification of AbbVie.60

11.3Notice of Claim.60

11.4Control of Defense.61

11.5Special, Indirect, and Other Losses.61

11.6Insurance.61

ARTICLE 12 Term and Termination	62

12.1Term.62

- ii –

12.2Termination for Material Breach.62

12.3Additional Termination Rights by AbbVie.63

12.4Termination for Insolvency.63

12.5Rights in Bankruptcy.63

12.6Termination in Entirety.63

12.7Reversion of Harpoon Products.66

12.8Termination of Terminated Territory.67

12.9Remedies.67

12.10Accrued Rights; Surviving Obligations.67

ARTICLE 13 Miscellaneous	68

13.1Force Majeure.68

13.2Change in Control of Harpoon.68

13.3Export Control.69

13.4Assignment.69

13.5Severability.70

13.6Governing Law, Jurisdiction and Service.70

13.7Dispute Resolution.70

13.8Notices.71

13.9Entire Agreement; Amendments.72

13.10English Language.72

13.11Equitable Relief.72

13.12Waiver and Non-Exclusion of Remedies.72

13.13No Benefit to Third Parties.72

13.14Further Assurance.73

13.15Relationship of the Parties.73

13.16Performance by Affiliates.73

13.17Counterparts; Facsimile Execution.73

13.18References.73

13.19Schedules.73

13.20Construction.73

SCHEDULES

Schedule 1.84Initial Development Plan

Schedule 1.99Licensed Compound

Schedule 3.7Pre-Approved Third Party Providers

Schedule 10.2Disclosure Schedules

Schedule 10.2.1Existing Patents

Schedule 13.7.3Arbitration

- iii –

DEVELOPMENT AND OPTION AGREEMENT

This Development and Option Agreement (the “Agreement”) is made and entered into effective as of November 20, 2019 (the “Effective Date”) by and between Harpoon Therapeutics, Inc., a Delaware corporation (“Harpoon”), and AbbVie Biotechnology Ltd, a Bermuda corporation (“AbbVie”).  Harpoon and AbbVie are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, Harpoon Controls (as defined herein) certain intellectual property rights with respect to the Licensed Compound (as defined herein) and Licensed Products (as defined herein) in the Territory (as defined herein); and

WHEREAS, Harpoon wishes to grant an option to a license to AbbVie, and AbbVie wishes to take, such option to a license under such intellectual property rights to develop and commercialize Licensed Products in the Territory, in each case in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1
DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1“AbbVie” has the meaning set forth in the preamble hereto.

1.2[***] has the meaning set forth in [***]

1.3[***] has the meaning set forth in [***].

1.4[***] has the meaning set forth in [***]

1.5[***] has the meaning set forth in [***].

1.6“AbbVie [***] Rights” has the meaning set forth in Section 5.9.2.

1.7“AbbVie Indemnitees” has the meaning set forth in Section 11.2.

1.8“AbbVie Know-How” means all Information that is (a) Controlled by AbbVie or any of its Affiliates during the Term, (b) developed or acquired by AbbVie or any of its Affiliates during the Term as a result of performance under this Agreement, (c) not generally known and (d) necessary or reasonably useful for the Exploitation of the Licensed Compound or a Licensed Product, but excluding any Joint Know-How or Information published in any AbbVie Patents or Joint Patents.

1.9“AbbVie Patents” means all of the Patents that (a) are Controlled by AbbVie or any of its Affiliates during the Term, (b) claim inventions made or conceived by or on behalf of AbbVie or any of its Affiliates during the Term as a result of performance under this Agreement, and (c) are necessary or reasonably useful (or, with respect to patent applications, would be necessary or reasonably useful if such patent applications were to issue as patents) for the Exploitation of the Licensed Compound or a Licensed Product, but excluding any Joint Patents.

1.10“AbbVie Reversion IP” has the meaning set forth in Section 12.7.1.

1.11“AbbVie Withholding Tax Action” has the meaning set forth in Section 6.8.2.

1.12“Acceptance” means, with respect to a Drug Approval Application, receipt of written notice from the applicable Regulatory Authority indicating that such Drug Approval Application has been accepted for filing and further review.

1.13“Accounting Standards” means, with respect to a Party, that such Party shall maintain records and books of accounts in accordance with United States Generally Accepted Accounting Principles.

1.14“Acquisition” means, with respect to a Party, a merger, acquisition (whether of all of the stock or all or substantially all of the assets of a Person or any operating or business division of a Person) or similar transaction by or with the Party, other than a Change in Control of the Party.

1.15“Adverse Ruling” has the meaning set forth in Section 12.2.1.

1.16“Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such Party.  For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a Person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).  The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management or policies of such entity.

1.17 “Agreement” has the meaning set forth in the preamble hereto.

1.18“Alliance Manager” has the meaning set forth in Section 2.2.5.

1.19“Applicable Law” means federal, state, local, national and supra-national laws, statutes, rules, and regulations, including any rules, regulations, regulatory guidelines, or other requirements of the Regulatory Authorities, major national securities exchanges or major securities listing organizations, that may be in effect from time to time during the Term and applicable to a particular activity or country or other jurisdiction hereunder.

1.20“Audit Expert” has the meaning set forth in Section 6.12.

1.21“Bankruptcy Code” has the meaning set forth in Section 12.5.1.

1.22“BCMA” means that specific protein known as B-cell maturation antigen or tumor necrosis factor receptor superfamily member 17 (TNFRSF17) or CD269 in addition to any other known aliases [***].

1.23“Biosimilar Application” has the meaning set forth in Section 7.3.3.

1.24“Biosimilar Product” means, with respect to a particular Licensed Product in a particular country, a biologic product that is (a) substantially similar to or interchangeable with such Licensed Product, such that the application for a BLA for such biologic product submitted to the applicable Regulatory Authority relies in whole or in part on a prior BLA granted to such Licensed Product (including any application for such biological product submitted under Section 351(k) of the PHSA or successor law, or other analogous Applicable Law, citing the Licensed Product as the reference product), or (b) determined by the applicable Regulatory Authority to be interchangeable with such Licensed Product, as set forth at 42 U.S.C. § 262(k)(4) or successor law, or other analogous Applicable Law outside of the United States. A biological product licensed under the same BLA as the Licensed Product will not constitute a Biosimilar Product.

1.25“BLA” has the meaning set forth in the definition of “Drug Approval Application.”

1.26“Board of Directors” has the meaning set forth in the definition of “Change in Control.”

1.27“Breaching Party” has the meaning set forth in Section 12.2.1.

1.28“Business Day” means a day other than a Saturday or Sunday on which banking institutions in New York, New York are open for business.

1.29“Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.

1.30“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.31“Change in Control,” with respect to a Party, shall be deemed to have occurred if any of the following occurs after the Effective Date:

1.31.1any “person” or “group” (as such terms are defined below) (a) is or becomes the “beneficial owner” (as defined below), directly or indirectly, of shares of capital stock or other interests (including partnership interests) of such Party then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or similar supervisory positions (“Voting Stock”) of such Party representing fifty percent (50%) or more of the total voting power of all outstanding classes of Voting Stock of such Party or (b) has the power, directly or indirectly, to elect a majority of the members of the Party’s board of directors, or similar governing body (“Board of Directors”); excluding in each case (subclauses (a) and (b)) [***]; or

1.31.2such Party enters into a merger, consolidation or similar transaction with another Person (whether or not such Party is the surviving entity) and as a result of such merger, consolidation or similar transaction (a) the members of the Board of Directors of such Party immediately prior to such transaction constitute less than a majority of the members of the Board of Directors of such Party or such surviving Person immediately following such transaction or (b) the Persons that beneficially owned, directly or indirectly, the shares of Voting Stock of such Party immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of Voting Stock of such Party representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving Person in substantially the same proportions as their ownership of Voting Stock of such Party immediately prior to such transaction; or

1.31.3such Party sells or transfers to any Third Party, in one (1) or more related transactions, properties or assets representing all or substantially all of such Party’s assets to which this Agreement relates; or

1.31.4the holders of capital stock of such Party approve a plan or proposal for the liquidation or dissolution of such Party.

For the purpose of this definition of Change in Control, (a) “person” and “group” have the meanings given such terms under Section 13(d) and 14(d) of the United States Securities Exchange Act of 1934 and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the said Act; (b) a “beneficial owner” shall be determined in accordance with Rule 13d-3 under the aforesaid Act; and (c) the terms “beneficially owned” and “beneficially own” shall have meanings correlative to that of “beneficial owner.”

1.32[***]

1.33“Clinical Data” means [***] Information with respect to any Licensed Compound or Licensed Product and made, collected, or otherwise generated under or in connection with Clinical Studies, including any data (including raw data), reports, and results with respect thereto.

1.34“Clinical Studies” means Phase 0, Phase I, Phase II, Phase III, and such other tests and studies in human subjects that are required by Applicable Law, or otherwise recommended by the Regulatory Authorities, to obtain or maintain Regulatory Approvals for a Licensed Product for one (1) or more indications, including tests or studies that are intended to expand the Product Labeling for such Licensed Product with respect to such indication.

1.35“CMC” has the meaning set forth in the definition of “Initial Development Plan.”

1.36“CMC Working Group” has the meaning set forth in Section 2.5.

1.37“Combination Product” means a Licensed Product that is: (a) sold in the form of a combination product containing both a Licensed Compound and one (1) or more other therapeutically active pharmaceutical or biologic products; or (b) sold in a form that contains (or is sold bundled with) any (i) diagnostic product or (ii) other product that is administered separately from the Licensed Product, in both cases (subclauses (a) and (b)) sold as a unit at a single price and excluding any Delivery System.

1.38“Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of a Licensed Compound or Licensed Product, including activities related to marketing, promoting, distributing, importing and exporting such Licensed Compound or Licensed Product, and interacting with Regulatory Authorities regarding any of the foregoing.  When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning.

1.39“Commercially Reasonable Efforts” means with respect to [***].

1.40[***]

1.41“Competitor” means any Person that [***], or (b) that [***].

1.42“Confidential Information” means any Information provided orally, visually, in writing or other form by or on behalf of one (1) Party (or an Affiliate or representative of such Party) to the other Party (or to an Affiliate or representative of such other Party) in connection with this Agreement, whether prior to, on, or after the Effective Date, including Information relating to the terms of this Agreement, the Licensed Compound or any Licensed Product (including the Regulatory Documentation and regulatory data), any Exploitation of the Licensed Compound or any Licensed Product, any know-how with respect thereto developed by or on behalf of the disclosing Party or its Affiliates, or the scientific, regulatory or business affairs or other activities of either Party.  Notwithstanding the foregoing, (a) Joint Know-How shall be deemed to be the Confidential Information of both Parties, and both Parties shall be deemed to be the receiving Party and the disclosing Party with respect thereto, and (b) following the License Option Exercise Closing Date, all Regulatory Documentation owned by AbbVie pursuant to Section 3.8.2 shall be deemed to be the Confidential Information of AbbVie, and AbbVie shall be deemed to be the disclosing Party and Harpoon shall be deemed to be the receiving Party with respect thereto.  In addition, all information disclosed by Harpoon to AbbVie under the Prior NDA shall be deemed to be Harpoon’s Confidential Information disclosed hereunder, and all information disclosed by AbbVie Inc. to Harpoon under the Prior NDA shall be deemed to be AbbVie’s Confidential Information disclosed hereunder.

1.43“Control” means, with respect to any item of Information, Regulatory Documentation, material, Patent, or other property right, the possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise (other than by operation of the license and other grants in Sections 5.1 or 5.2), to grant a license, sublicense or other right (including the right to reference Regulatory Documentation) to or under such Information, Regulatory Documentation, material, Patent, or other property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party. “Controlled” has a corresponding meaning.

1.44“CSR Notification Date” has the meaning set forth in Section 12.6.3(e).

1.45“Default Notice” has the meaning set forth in Section 12.2.1.

1.46“Delivery System” has the meaning set forth in the definition of “Net Sales.”

1.47“Development” means all activities related to pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, Clinical Studies, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval.  When used as a verb, “Develop” means to engage in Development.  For purposes of clarity, Development shall include any submissions and activities required in support thereof, required by Applicable Laws or a Regulatory Authority as a condition or in support of obtaining a pricing or reimbursement approval for an approved Licensed Product.

1.48“Development Report Review Deadline” means [***] following the initial delivery of any [***], as applicable.

1.49“Dispute” has the meaning set forth in Section 13.7.

1.50“Distributor” has the meaning set forth in Section 5.4.

1.51“Divestiture” means, with respect to a Party, (a) the divestiture [***] through [***] or [***] with respect to [***] (for clarity, the [***] for any such divestiture), or (b) [***].  When used as a verb, “Divest” and “Divested” means to cause a Divestiture.

1.52“Dollars” or “$” means United States Dollars.

1.53“Drug Approval Application” means a Biologics License Application (a “BLA”) as defined in the PHSA, or any corresponding foreign application in the Territory, including, with respect to the European Union, a Marketing Authorization Application (a “MAA”) filed with the EMA or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval procedure.

1.54“[***]” means the [***] by Harpoon to AbbVie within [***] following Harpoon’s receipt of written notice from AbbVie pursuant to [***] prior to the date of AbbVie’s receipt of the [***].

1.55“Effective Date” means the effective date of this Agreement as set forth in the preamble hereto.

1.56“EMA” means the European Medicines Agency and any successor agency(ies) or authority having substantially the same function.

1.57“European Major Market” means each of [***].

1.58“European Union” or “E.U.” means the economic, scientific, and political organization of member states known as the European Union, as its membership may be altered from time to time, and any successor thereto.

1.59“Existing Patents” has the meaning set forth in Section 10.2.1.

1.60“Exploit,” “Exploited” or “Exploitation” means to make, have made, import, export, use, sell, or offer for sale, including to Develop, Commercialize, register, modify, enhance, improve, Manufacture, have Manufactured, hold, or keep (whether for disposal or otherwise), formulate, optimize, have used, export, transport, distribute, promote, market, have sold or otherwise dispose of.

1.61“FDA” means the United States Food and Drug Administration and any successor agency(ies) or authority having substantially the same function.

1.62“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.63“Field” means all human and non-human diagnostic, prophylactic, and therapeutic uses.

1.64“Final Development Report” means the final written data package delivered by Harpoon to AbbVie in accordance with Section 3.1.3, after the completion of all activities under the Initial Development Plan, including, for clarity, [***], and comprised of the [***].  The Final Development Report shall include [***].

1.65“First Commercial Sale” means, with respect to a Licensed Product and a country, the first sale for monetary value for use or consumption by the end user of such Licensed Product in such country after Regulatory Approval for such Licensed Product has been obtained in such country.  [***] shall not be construed as a First Commercial Sale.

1.66“Harpoon” has the meaning set forth in the preamble hereto.

1.67“Harpoon In-License Agreement” means [***] agreement between Harpoon and a Third Party under which AbbVie is granted a sublicense or other right under this Agreement as provided in Section 5.9.

1.68“Harpoon Indemnitees” has the meaning set forth in Section 11.1.

1.69“Harpoon Know-How” means all Information that is (a) Controlled by Harpoon or any of its Affiliates as of the Effective Date or at any time during the Term, (b) not generally known and (c) necessary or reasonably useful for the Exploitation of any Licensed Compound or any Licensed Product, but excluding any Joint Know-How or Information published in any (i) Harpoon Patents or (ii) Joint Patents.

1.70“Harpoon Patents” means all of the Patents that are (a) Controlled by Harpoon or any of its Affiliates as of the Effective Date or at any time during the Term and (b) necessary or reasonably useful (or, with respect to Patent applications, would be necessary or reasonably useful if such Patent applications were to issue as Patents) for the Exploitation of any Licensed Compound or any Licensed Product, but excluding Joint Patents.  The Harpoon Patents include the Existing Patents.

1.71[***] has the meaning set forth in [***].

1.72“Harpoon Reversion Products” has the meaning set forth in Section 12.6.1.

1.73“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

1.74“HSR Filing” has the meaning set forth in Section 3.2.4(b).

1.75“In-Licensed Patents” has the meaning set forth in Section 10.2.3.

1.76“IND” means an application filed with a Regulatory Authority for authorization to commence Clinical Studies, including (a) an Investigational New Drug Application as defined in the FFDCA or any successor application or procedure filed with the FDA, (b) any equivalent thereof in other countries or regulatory jurisdictions, (e.g., a Clinical Trial Application (CTA) in the European Union) and (c) all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.

1.77“Indemnification Claim Notice” has the meaning set forth in Section 11.3.

1.78“Indemnified Party” has the meaning set forth in Section 11.3.

1.79“Indication” means, with respect to a Licensed Product, a use to which such Licensed Product is intended to be put for the treatment, prevention, mitigation, cure or diagnosis of a recognized disease or condition, or of a manifestation of a recognized disease or condition, or for the relief of symptoms associated with a recognized disease or condition, in each case for any size patient population, which, if such Licensed Product is approved in the U.S., would be reflected in the “Indications and Usage” section of labeling pursuant to 21 C.F.R. §201.57(c)(2) or, to the extent applicable, any comparable labeling section outside the U.S., subject to the following: (a) subtypes of the same disease or condition are not additional Indications for such Licensed Product; (b) different symptom domains or domains of impairment of the same disease or condition are not additional Indications for such Licensed Product; (c) the approved use of such Licensed Product for such disease in different combinations or co-therapies of treatments are not additional Indications for such Licensed Product (e.g., monotherapy vs. add-on or combination therapy with another agent in the same disease); (d) treatment, prevention and cure of the same disease or the same disease subtype with such Licensed Product are not additional Indications for such Licensed Product; (e) the approved use of such Licensed Product for such disease in a different line of treatment or a different temporal position in a treatment algorithm for the same disease or condition are not additional Indications for such Licensed Product (e.g., first line vs. second line therapy in the same disease or condition); and (f) treatment of the same disease or condition with such Licensed Product in an expanded, modified or additional patient population are not additional Indications for such Licensed Product.

1.80“Indirect Taxes” has the meaning set forth in Section 6.9.

1.81[***]

1.82“Information” means all information of a technical, scientific, business and other nature, including know-how, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, regulatory data, and other biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, reagents (including all physical materials in connection with any of the foregoing such as plasmids, proteins, cell lines, assays, materials generated in connection with any CMC activities and compounds) and biological methodology; in each case (whether or not confidential, proprietary, patented or patentable, of commercial advantage or not) in written, electronic or any other form now known or hereafter developed.

1.83“Initial Development Activities” means any and all Development activities set forth in the Initial Development Plan to be performed by Harpoon (or, pursuant to Section 3.1.2, AbbVie) in order to advance the Licensed Compound and Licensed Product to the point of readiness to commence [***] (or to proceed directly to pivotal clinical trials, if applicable) and ultimately support the filing of Drug Approval Applications and obtain Regulatory Approvals for a Licensed Product in the Field in the Territory.

1.84“Initial Development Plan” means a development plan for the Licensed Compounds and Licensed Products setting forth (a) in reasonable detail all Development and regulatory activities to be performed by Harpoon with respect to the Licensed Compounds and Licensed Products through completion of the Phase I/IB Trial, including related activities as applicable (but, for clarity, except with respect to [***]), (b) all Clinical Data and other Information required to be delivered to AbbVie pursuant to Section 1.112 in order for AbbVie to determine whether to exercise the License Option, and (c) all Information to be included in the Final Development Report (i.e. as a result of activities conducted after the delivery of the Opt-In Development Report), which Initial Development Plan is attached as Schedule 1.84, as the same may be amended from time to time in accordance with the terms hereof.

1.85“Initiation” or “Initiate” means, with respect to a Clinical Study, the first dosing of the first human subject in such Clinical Study.

1.86“Intellectual Property” has the meaning set forth in Section 12.5.1.

1.87“Joint Governance Committee” or “JGC” has the meaning set forth in Section 2.1.1.

1.88“Joint Intellectual Property Rights” has the meaning set forth in Section 7.1.2.

1.89“Joint Know-How” has the meaning set forth in Section 7.1.2.

1.90“Joint Patents” has the meaning set forth in Section 7.1.2.

1.91“Knowledge” means [***] of the [***] of a Party, or any personnel holding positions equivalent to such job titles (but only to the extent such positions exist at such Party).

1.92[***]

1.93[***]

1.94[***]

1.95“License Option” has the meaning set forth in Section 3.2.3.

1.96“License Option Exercise Closing Date” has the meaning set forth in Section 3.2.4.

1.97“License Option Exercise Notice” has the meaning set forth in Section 3.2.3.

1.98“License Option Period” has the meaning set forth in Section 3.2.3.

1.99“Licensed Compound” means (a) the compound known as HPN217 (as described on Schedule 1.99), [***].

1.100“Licensed Product” means any product, or portion thereof, containing a Licensed Compound, alone or in combination with one (1) or more other active ingredients, in any and all forms, in current and future formulations, dosages forms and strengths, and delivery modes, including any improvements thereto.  For clarity, Licensed Products that contain the same Licensed Compound (whether or not with one or more active ingredients (if applicable)), but in a different formulation, dosage form or delivery device, shall be considered the same Licensed Product for the purposes of calculating milestone and royalty payments hereunder.

1.101“Losses” has the meaning set forth in Section 11.1.

1.102“MAA” has the meaning set forth in the definition of “Drug Approval Application.”

1.103“Major Market” means each of [***].

1.104“Major Regulatory Filing” means major regulatory filings and documents (including INDs, Drug Approval Applications, material labeling supplements, Regulatory Authority meeting requests, and core data sheets).

1.105“Manufacture” and “Manufacturing” means all activities related to the synthesis, making, production, processing, purifying, formulating, filling, finishing, packaging, labeling, shipping, and holding of the Licensed Compound, any Licensed Product, or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial production and analytic development, product characterization, stability testing, quality assurance, and quality control.

1.106“Manufacturing Process” has the meaning set forth in Section 4.6.1.

1.107“Manufacturing Technology Transfer” has the meaning set forth in Section 4.6.1.

1.108“Net Sales” means[***]

(a)[***]

(b)[***]

(c)[***]

(d)[***]

(e)[***]

(f)[***] of such Licensed Product and to the extent [***]

[***], where for purposes of this Net Sales definition, [***] of such Licensed Product;

(g)[***]

(h)[***]

(i)[***]

(j)[***], but which [***].

[***]

In the event that a Licensed Product is sold in any country or other jurisdiction [***]

(i)[***].

(ii)[***]

(iii)[***]

(iv)[***].

1.109“Non-Breaching Party” has the meaning set forth in Section 12.2.1.

1.110[***]

1.111“Opt-In Dataset” has the meaning set forth in the definition of “Opt-In Development Report.”

1.112“Opt-In Development Report” means the written data package delivered by Harpoon to AbbVie and generated from the clinical dataset extracted from the [***] as it exists at the date that is [***] (the “Opt-In Dataset” and such date the “Opt-In Development Report Dataset Cutoff Date”).  The Opt-In Dataset will arise from the conduct of the Initial Development Activities and will include information available in the [***] as of the Opt-In Development Report Generation Date related to [***].  In addition to the information and data set forth above based on the Opt-In Dataset, the Opt-In Development Report will include[***].

1.113“Opt-In Development Report Dataset Cut-Off Date” has the meaning set forth in the definition of “Opt-In Development Report.”

1.114“Other Product” means, with respect to a Combination Product, such other therapeutically active pharmaceutical or biologic products referenced in Section 1.37(a) or such diagnostic or other product referenced in Section 1.37(b), in each case other than the Licensed Compound.

1.115“Owned Patents” has the meaning set forth in Section 10.2.3.

1.116“Party” and “Parties” has the meaning set forth in the preamble hereto.

1.117“Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any pediatric exclusivity and other such exclusivities that are attached to patents, supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b), and (c)), and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.118“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.119“Phase 0” means an exploratory, first-in-human trial conducted in accordance with the FDA 2006 Guidance on Exploratory Investigational New Drug Studies (or the equivalent in any country or other jurisdiction outside of the United States) and designed to expedite the development of therapeutic or imaging agents by establishing very early on whether the agent behaves in human subjects as was anticipated from pre-clinical studies.

1.120“Phase I” means a human clinical trial of a Licensed Compound or Licensed Product, the principal purpose of which is a preliminary determination of safety, tolerability, pharmacological activity or pharmacokinetics in healthy individuals or patients or similar clinical study prescribed by the Regulatory Authorities, including the trials referred to in 21 C.F.R. §312.21(a), as amended.

1.121“Phase I/IB Trial” means the Phase I or I/II study of a Licensed Compound or Licensed Product incorporating dose escalation and cohort expansion studies as described in the Initial Development Plan (as it may be amended from time to time in accordance with Section 3.1.1).

1.122“Phase II” means a human clinical trial of a Licensed Compound or Licensed Product, the principal purpose of which is a determination of safety and efficacy in the target patient population, which is prospectively designed to generate sufficient data that may permit commencement of pivotal clinical trials, or a similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to Applicable Law or otherwise, including the trials referred to in 21 C.F.R. §312.21(b), as amended.

1.123“Phase III” means a human clinical trial of a Licensed Compound or Licensed Product on a sufficient number of subjects in an indicated patient population that is designed to establish that a Licensed Compound or Licensed Product is safe and efficacious for its intended use and to determine the benefit/risk relationship, warnings, precautions, and adverse reactions that are associated with such product in the dosage range to be prescribed, which trial is intended to support marketing approval of such Licensed Compound or Licensed Product, including all tests and studies that are required by the FDA from time to time, pursuant to Applicable Law or otherwise, including the trials referred to in 21 C.F.R. §312.21(c), as amended.

1.124“PHSA” means the United States Public Health Service Act, as amended from time to time.

1.125“PMDA” means Japan’s Pharmaceuticals and Medical Devices Agency and any successor agency(ies) or authority having substantially the same function.

1.126“Post CSR Option Period” has the meaning set forth in Section 12.6.3(e).

1.127“Prior NDA” has the meaning set forth in Section 13.9.

1.128“Product Information” has the meaning set forth in Section 9.1.

1.129“Product Infringement” has the meaning set forth in Section 7.3.1.

1.130“Product Labeling” means, with respect to a Licensed Product in a country or other jurisdiction in the Territory, (a) the full prescribing information for such Licensed Product as approved by the Regulatory Authority for such country or other jurisdiction, including any required patient information, and (b) all labels and other written, printed, or graphic matter upon a container, wrapper, or any package insert utilized with or for such Licensed Product in such country or other jurisdiction.

1.131“Product-Specific Claims” has the meaning set forth in Section 7.2.1(a).

1.132“Product-Specific Patents” has the meaning set forth in Section 7.2.1(b).

1.133“Product Trademarks” means the Trademark(s) to be used by AbbVie or its Affiliates or its or their respective Sublicensees for the Development, Commercialization or Exploitation of Licensed Products in the Territory and any registrations thereof or any pending applications relating thereto in the Territory (excluding, in any event, any trademarks, service marks, names or logos that include any corporate name or logo of the Parties or their Affiliates).

1.134“Proposed Future In-Licensed Rights” has the meaning set forth in Section 5.9.

1.135“Regulatory Approval” means, with respect to a country or other jurisdiction in the Territory, all approvals (including Drug Approval Applications), licenses, registrations, or authorizations of any Regulatory Authority necessary to Commercialize a Licensed Compound or Licensed Product in such country or other jurisdiction, including, where applicable, pricing or reimbursement approval in such country or other jurisdiction.

1.136“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local governmental or regulatory authority, agency, department, bureau, commission, council, or other entities (e.g., the FDA, EMA and PMDA) regulating or otherwise exercising authority with respect to activities contemplated in this Agreement, including the Exploitation of the Licensed Compound or Licensed Products in the Territory.

1.137“Regulatory Documentation” means all (a) applications (including all INDs and Drug Approval Applications and other Major Regulatory Filings), registrations, licenses, authorizations, and approvals (including Regulatory Approvals), (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files, and complaint files, and (c) Clinical Data and data contained or relied upon in any of the foregoing, in each case ((a), (b), and (c)) to the extent relating to a Licensed Compound or Licensed Product.

1.138“Regulatory Exclusivity” means, with respect to any country or other jurisdiction in the Territory, an additional market protection, other than Patent protection, granted by a Regulatory Authority in such country or other jurisdiction which confers an exclusive Commercialization period during which AbbVie or its Affiliates or Sublicensees has the exclusive right to market and sell, and any unauthorized Third Party is prevented from marketing or selling, a Licensed Compound or Licensed Product in such country or other jurisdiction.

1.139“Royalty Term” means, with respect to each Licensed Product and each country or other jurisdiction in the Territory, the period beginning on the date of the First Commercial Sale of such Licensed Product in such country or other jurisdiction, and ending on the latest to occur of (a) the expiration, invalidation or abandonment date of the last Harpoon Patent (i)[***] in such country or other jurisdiction; or (ii) [***] in such country or other jurisdiction; (b) the expiration of Regulatory Exclusivity in such country or other jurisdiction for such Licensed Product; or (c) the [***] of the First Commercial Sale of such Licensed Product in such country or other jurisdiction.

1.140“Segregate” means, with respect to a [***] relating to such [***] relating to the [***] provided that, [***] in connection [***].

1.141“Senior Officer” means, with respect to Harpoon, its [***], and with respect to AbbVie, its [***].

1.142“Sublicensee” means a Person, other than an Affiliate or a Distributor, that is granted a sublicense by AbbVie or its Affiliate under the grants in Section 5.1 as provided in Section 5.3 but excluding any sublicense granted by AbbVie or its Affiliate as a result of settlement of patent litigation with respect to a Biosimilar Product.

1.143“Term” has the meaning set forth in Section 12.1.1.

1.144“Terminated Territory” means each Major Market with respect to which this Agreement is terminated by Harpoon pursuant to Section 12.2.2, each country with respect to which this Agreement is terminated by AbbVie pursuant to Section 12.3, or if this Agreement is terminated in its entirety, the entire Territory.

1.145“Territory” means the entire world.

1.146“Third Party” means any Person other than Harpoon, AbbVie and their respective Affiliates.

1.147“Third Party Claims” has the meaning set forth in Section 11.1.

1.148“Third Party Provider” has the meaning set forth in Section 3.7.

1.149“Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo, business symbol or domain name, whether or not registered.

1.150“United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).

1.151“Valid Claim” means (a) a claim of any [***] Patent whose validity, enforceability, or patentability has not been rendered invalid by any of the following: (i) irretrievable lapse, abandonment, revocation, dedication to the public, or disclaimer; or (ii) a holding, finding, or decision of invalidity, unenforceability, or non-patentability by a court, governmental agency, national or regional patent office, or other appropriate body that has competent jurisdiction, such holding, finding, or decision being final and unappealable or unappealed within the time allowed for appeal, or (b) a claim in a Patent application that is filed and prosecuted in good faith and no more than [***] have lapsed from its earliest priority date.  For clarity, (A) any claim in a Patent application, for which more than [***] have lapsed from its earliest priority date, shall not be considered a Valid Claim unless and until such claim is granted and meets the requirement of subclause (a) and (B) a holding, finding, or decision being final and unappealable or not appealed within the time allowed for appeal  means a holding, finding, or decision from which no appeal (other than a petition to the United States Supreme Court for a writ of certiorari or a similar appeal that is subject to discretionary review) can be or has been taken.

1.152“Voting Stock” has the meaning set forth in the definition of “Change in Control.”

1.153“Withholding Amount” has the meaning set forth in Section 6.8.1.

1.154“Withholding Party” has the meaning set forth in Section 6.8.1.

1.155“Working Group” has the meaning set forth in Section 2.6.

ARTICLE 2
COLLABORATION MANAGEMENT

2.1Joint Governance Committee.

2.1.1Formation.  Within [***] after the Effective Date, the Parties shall establish a joint governance committee (the “Joint Governance Committee” or “JGC”).  The JGC shall consist of [***] representatives from each of the Parties, each with the requisite experience and seniority to enable such person to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the JGC.  From time to time, each Party may substitute [***] or more of its representatives to the JGC on written notice to the other Party.  [***] shall select from its representatives the chairperson for the JGC.  From time to time, [***]

2.1.2Specific Responsibilities.  The JGC shall develop the strategies for and oversee the Development related activities relating to the Licensed Compounds and the Licensed Products in accordance with the Initial Development Plan, and shall serve as a forum for the coordination of such activities.  In particular, the JGC shall:

(a)oversee the Development activities performed pursuant to the Initial Development Plan;

(b)address issues that arise during the performance of the Initial Development Plan, [***]

(c)periodically (no less often than [***]) review and serve as a forum for discussing the Initial Development Plan, and review and approve amendments thereto;

(d)review and serve as a forum for discussing Information (including all Clinical Data) arising out of the Initial Development Plan;

(e)discuss any [***]

(f)prior to the License Option Exercise Closing Date, review and discuss regulatory activities and strategies for Licensed Compounds and Licensed Products;

(g)discuss the scope of any [***] contemplated under Section 4.6.1;

(h)review the activities of the CMC Working Group or any other Working Group established by the JGC, and resolve any disagreement between the designees of AbbVie and Harpoon on any Working Group;

(i)plan and oversee the conduct of activities set forth in Section 3.5;

(j)discuss and agree upon the [***] named AbbVie personnel;

(k)establish secure access methods (such as secure databases) for each Party to access Confidential Information; and

(l)perform such other functions as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.

2.2General Provisions Applicable to the JGC.

2.2.1Meetings and Minutes.  The JGC shall meet [***], or as otherwise agreed to by the Parties, with the location of such meetings alternating between locations designated by Harpoon and locations designated by AbbVie.  The Alliance Managers shall be permitted to attend any such JGC meetings.  The chairperson of the JGC shall be responsible for calling meetings on [***] notice.  Each Party shall make all proposals for agenda items and shall provide all appropriate information with respect to such proposed items at least [***] in advance of the applicable meeting; provided that under exigent circumstances requiring input by the JGC, a Party may provide its agenda items to the other Party within a shorter period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as the other Party consents to such later addition of such agenda items or the absence of a specific agenda for such meeting.  The chairperson of the JGC shall prepare and circulate for review and approval of the Parties minutes of each meeting within [***] after the meeting.  The Parties shall agree on the minutes of each meeting promptly, but in no event later than the next meeting of the JGC.

2.2.2Procedural Rules.  The JGC shall have the right to adopt such standing rules as shall be necessary for its work, to the extent that such rules are not inconsistent with this Agreement.  A quorum of the JGC shall exist whenever there is present at a meeting [***] appointed by each Party, each with the requisite experience and seniority to enable such person to make decisions on behalf of the Party it represents with respect to the issues falling within the jurisdiction of the JGC.  Representatives of the Parties on the JGC may attend a meeting either in person or by telephone, video conference or similar means in which each participant can hear what is said by, and be heard by, the other participants.  Representation by proxy shall be allowed.  The JGC shall take action by consensus of the representatives present at a meeting at which a quorum exists, with each Party having a single vote irrespective of the number of representatives of such Party in attendance, or by a written resolution signed by [***] appointed by each Party.  Employees or consultants of either Party that are not representatives of the Parties on the JGC may attend meetings of the JGC; provided that such attendees (i) shall not vote or otherwise participate in the decision-making process of the JGC, and (ii) are bound by obligations of confidentiality and non-disclosure equivalent to those set forth in Article 9.

2.2.3Dispute Resolution.  If the JGC cannot, or does not, reach consensus on an issue, then the dispute shall first be referred to the Senior Officers of the Parties, who shall confer in good faith on the resolution of the issue.  Any final decision mutually agreed to by the Senior Officers shall be conclusive and binding on the Parties.  If the Senior Officers are not able to agree on the resolution of any such issue within [***] after such issue was first referred to them, then:

(a)prior to the License Option Exercise Closing Date, the Senior Officer of Harpoon will finally and definitively resolve such dispute [***] provided that [***]

[***] or (ii) [***] and

(b)[***]  Notwithstanding the foregoing, AbbVie may not, following the License Option Exercise Closing Date, use its final decision right to amend the Initial Development Plan in any way that would require Harpoon to perform additional activities than was required under the Initial Development Plan immediately prior to the License Option Exercise Closing Date, unless Harpoon agrees to perform such additional activities and AbbVie solely bears any additional expense.

As used herein, a “Material Amendment” to the Initial Development Plan shall mean an amendment to the Initial Development Plan that would [***].

2.2.4Limitations on Authority.  Each Party shall retain the rights, powers, and discretion granted to it under this Agreement and no such rights, powers, or discretion shall be delegated to or vested in the JGC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing.  The JGC shall not have the power to amend, modify, or waive compliance with this Agreement, which may only be amended or modified as provided in Section 13.9 or compliance with which may only be waived as provided in Section 13.12.

2.2.5Alliance Manager.  Each Party shall appoint a person(s) who shall oversee contact between the Parties for all matters between meetings of the JGC, and shall have such other responsibilities as the Parties may agree in writing after the Effective Date (each, an “Alliance Manager”).  Following the disbandment of the JGC after the License Option Exercise Closing Date, the Alliance Managers shall continue to act as a liaison between the Parties and shall be responsible for exchanging Information provided for under the terms of this Agreement.  Each Party may replace its Alliance Manager at any time by notice in writing to the other Party.  Following the License Option Exercise Closing Date and until the First Commercial Sale of a Licensed Product in a Major Market, Alliance Managers shall meet [***], or as otherwise agreed to by the Parties.

2.3Discontinuation of the JGC.  The JGC shall continue to exist until the first to occur of: (a) the Parties mutually agreeing to disband the JGC; (b) in the event of AbbVie’s exercise of its License Option, upon the delivery of the Final Development Report pursuant to Section 3.1.3; and (c) expiration of the License Option Period without AbbVie exercising the License Option.  Additionally, in the event of a Change in Control of Harpoon involving a Competitor, AbbVie shall have the right at any time and for any reason, effective upon written notice, to disband the JGC in accordance with Section 13.2.2.  In the event that the JGC is disbanded pursuant to Section 13.2.2, (a) any information, documents or reports that a Party is otherwise required to provide to the JGC pursuant to this Agreement shall be provided directly to the other Party and (b) any matters delegated to the JGC shall be made by mutual agreement of the Parties, subject to the dispute resolution provisions of Section 2.2.3.

2.4Interactions Between the JGC and Internal Teams.  The Parties recognize that each Party possesses an internal structure (including various committees, teams and review boards) that will be involved in administering such Party’s activities under this Agreement.  Nothing contained in this Article shall prevent a Party from making routine day-to-day decisions relating to the conduct of those activities for which it has a performance or other obligations hereunder, in each case in a manner consistent with the then-current Initial Development Plan and the terms and conditions of this Agreement.

2.5CMC Working Group.  Within [***] after the Effective Date, the Parties shall establish a CMC working group (the “CMC Working Group”).  The CMC Working Group shall consist of two (2) representatives from each of the Parties, each with the requisite experience and seniority to enable such person to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the CMC Working Group.  From time to time, each Party may substitute one (1) or more of its representatives to the CMC Working Group on written notice to the other Party.  In particular, the CMC Working Group shall:

(a)review and approve [***] with respect thereto, and review and approve amendments thereto; and

(b)perform such other functions as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.

2.6Working Groups.  In addition to the CMC Working Group, from time to time, the JGC may establish and delegate duties to sub-committees or directed teams (each, a “Working Group”) on an “as-needed” basis to oversee particular projects or activities (for example, joint project team, joint finance group, and/or joint intellectual property group).  Each such Working Group shall be constituted and shall operate as the JGC determines; provided that each Working Group shall have equal representation from each Party, unless otherwise mutually agreed.  Working Groups may be established on an ad hoc basis for purposes of a specific project or on such other basis as the JGC may determine.  Each Working Group and its activities shall be subject to the oversight, review and approval of, and shall report to, the JGC.  In no event shall the authority of the Working Group exceed that specified for the JGC.  All decisions of a Working Group shall be by consensus.  Any disagreement between the designees of AbbVie and Harpoon on a Working Group shall be referred to the JGC for resolution.

2.7Expenses.  Each Party shall be responsible for all travel and related costs and expenses for its members and other representatives to attend meetings of, and otherwise participate on, the JGC or any Working Group.

ARTICLE 3
DEVELOPMENT AND REGULATORY

3.1Initial Development Plan and Activities.

3.1.1Initial Development Plan.  Either Party, directly or through its representatives on the JGC, may propose amendments to the Initial Development Plan from time to time as appropriate, including in light of changed circumstances.  Any and all such amendments shall be subject to approval by the JGC as set forth in Section 2.1.2, subject to the dispute resolution procedures set forth in Section 2.2.3.  Within [***] of the Effective Date, the Parties, through the CMC Working Group, shall jointly develop an amendment to the Initial Development Plan to identify the [***] in accordance with the parameters set forth in the Initial Development Plan attached hereto as Schedule 1.84.  For clarity, all [***].

3.1.2Initial Development Activities.  Harpoon shall perform the activities set forth in the Initial Development Plan in accordance with the timelines set forth therein, [***].  In the conduct of the Initial Development Activities, Harpoon shall use commercially reasonable efforts to ensure that clinical sites participating in the Phase I/IB Trial timely submit Clinical Data generated at such site into the clinical database.  If at any time AbbVie has a reasonable basis to believe that Harpoon is in material breach of its obligation to perform any Initial Development Activities, then AbbVie may so notify Harpoon in writing, specifying the basis for its belief, and the Parties shall meet within [***] after such notice to discuss in good faith AbbVie’s concerns.  If Harpoon [***]  Notwithstanding the foregoing, if Harpoon [***], then Harpoon may seek resolution on the existence of such material breach pursuant to Section 13.7; provided that (i) Harpoon’s [***].  For clarity, if the arbitrator determines that notwithstanding [***].  The Parties acknowledge and agree that in the event AbbVie [***] Initial Development Activities in accordance with the Initial Development Plan.  If AbbVie so elects to [***] permitted under the terms and conditions of the applicable agreement, Harpoon shall [***].

3.1.3Certain Amendments to Initial Development Plan.  Notwithstanding the role of the JGC in connection with amendments to the Initial Development Plan pursuant to Section 2.1.2(c) and Section 2.2.3, [***]

Alliance Manager).  AbbVie shall have [***] in which to consider the proposed amendments and respond to Harpoon, following which:

(a) if AbbVie notifies Harpoon in writing that it consents to the amendments proposed by Harpoon to the Initial Development Plan, Harpoon may proceed to resubmit the clinical portion of the Initial Development Plan (including the clinical protocol for the Phase I/IB Trial, as applicable) to the FDA, [***];

(b)if AbbVie requests that Harpoon provide further information in connection with the proposed amendments, Harpoon shall [***] provide such information and make available appropriate personnel to respond to AbbVie’s questions regarding the proposed amendments, and if AbbVie notifies Harpoon in writing following receipt of such information that it consents to the amendments as proposed by Harpoon to the Initial Development Plan, [***];

(c)if AbbVie notifies Harpoon that it does not consent to the proposed amendments (either before or following a request for more information under Section 3.1.3(b)), then such amendment (i) shall be [***], (ii) shall be referred [***] to a special meeting of the JGC (or such other discussion forum as the Parties may mutually agree in writing) and (iii) shall be subject [***], provided that solely with respect to amendment arising under this Section 3.1.3, (A) [***], and (B) [***]; and

(d)For clarity, if AbbVie provides no response to Harpoon’s proposed amendments within the foregoing three [***] period, then [***].

By way of example only, if Harpoon provides AbbVie with a proposed amended Initial Development Plan on [***] respectively.

3.1.4Final Development Report.  Following AbbVie’s exercise of the License Option, and within [***] after the [***], Harpoon shall provide AbbVie with the Final Development Report.  AbbVie shall have the opportunity to review and inspect the Final Development Report and to reasonably ask questions of Harpoon and receive timely answers from Harpoon related thereto.  Following AbbVie’s receipt of the Final Development Report, AbbVie shall have [***] to provide notice to Harpoon identifying any Information set forth in Section 1.64, which

AbbVie believes in good faith is not included in the Final Development Report.  Harpoon shall provide AbbVie such Information [***].

3.2AbbVie Option.

3.2.1Opt-In Development Report.  Within [***] following the [***], Harpoon shall provide AbbVie with the Opt-In Development Report.  AbbVie shall have the opportunity to review and inspect the Opt-In Development Report and to reasonably ask questions of Harpoon (provided that such questions are received by Harpoon prior to [***]) and receive timely answers from Harpoon related thereto until the expiration of the Harpoon Option Period.  If, prior to the Development Report Review Deadline, AbbVie provides written notice to Harpoon reasonably requesting supplemental data or Information that is in Harpoon’s possession or reasonably available to Harpoon (and that, in each case, can be provided without performing any additional research, studies or material scientific analysis, or generating any additional data) and is reasonably necessary for AbbVie to assess the Opt-In Development Report and make an informed decision about the exercise of the License Option (such notice to provide reasonable detail regarding the basis for such request), then Harpoon shall provide to AbbVie such requested supplemental data or Information within [***] of its receipt of such notice (or such longer period as the Parties may mutually agree is necessary to obtain and provide such supplemental data or Information) and the License Option Period shall be extended to [***] following the date of delivery of such supplemental data or Information, provided that in no event will the License Option Period be extended as a result of such request and additional information and data to more than [***] following the date Harpoon first provides the Opt-In Development Report to AbbVie under this Section 3.2.1.

3.2.2[***].  AbbVie may, but shall not be obligated to, deliver to Harpoon a written notice requesting an [***] at any time on or after the [***]; provided that [***] within any [***] period prior to the date of AbbVie’s receipt of the Opt-In Development Report, unless any additional request for [***] is approved by the JGC, with Harpoon’s consent not to be unreasonably withheld, conditioned or delayed.  Upon Harpoon’s receipt of any such notice, Harpoon shall promptly, but in any event within [***] of Harpoon’s receipt of any such notice, [***].  AbbVie shall [***].  If, prior to the Development Report Review Deadline, AbbVie provides written notice to Harpoon reasonably requesting supplemental data or Information that is in Harpoon’s possession or reasonably available to Harpoon (and that, in each case, can be provided without performing any additional research, studies or material scientific analysis, or generating any additional data) and is reasonably necessary for AbbVie to make [***]  (such notice to provide reasonable detail regarding the basis for such request), then Harpoon shall provide to AbbVie such requested supplemental data or Information within [***] of its receipt of such notice (or such longer period as the Parties may mutually agree is necessary to obtain and provide such supplemental data or Information).  For purposes of clarity, [***] Opt-In Development Report and shall not trigger the [***] period set forth in Section 3.2.3 with respect to the License Option Period, unless [***] shall trigger the [***] period set forth in Section 3.2.3.  If AbbVie [***].

3.2.3License Option Exercise Notice. Upon the Effective Date, Harpoon hereby grants to AbbVie the exclusive right, but not the obligation, to obtain the licenses set forth in Section 5.1.3 (the “License Option”).  AbbVie shall have the right to exercise its License Option by providing written notice of such election to Harpoon (“License Option Exercise Notice”) at any time on or after the Effective Date and on or prior to the date that is [***] from AbbVie’s receipt of the Opt-In Development Report containing all items required pursuant to Section 1.112, as such period may be extended pursuant to Section 3.2.1 (the “License Option Period”).  If AbbVie does not provide a License Option Exercise Notice within the License Option Period, then (a) Harpoon shall have no further obligations to perform any Initial Development Activities, (b) AbbVie’s License Option shall expire, and this Agreement shall terminate in accordance with Section 12.1.1, and (c) AbbVie shall have no further rights in connection with Licensed Compounds of the Licensed Products.

3.2.4Exercise of the License Option.

(a)AbbVie shall be deemed to have entered into the licenses set forth in Section 5.1.3 on the later of (i) Harpoon’s receipt of the License Option Exercise Notice, or (ii) the expiration or earlier termination of any waiting period (or any extension thereof) under the HSR Act in the U.S. (the date of such receipt by Harpoon or the date of any such expiration or earlier termination, as applicable, the “License Option Exercise Closing Date”).

(b)If AbbVie provides the License Option Exercise Notice during the License Option Period, upon AbbVie’s request, the Parties shall work together in good faith to conduct an analysis of whether any filings or notifications are or may be required to be filed under the HSR Act (the “HSR Filing”) or any similar applicable foreign law or regulation in connection with AbbVie’s exercise of the License Option.  The Parties shall each, as soon as practicable after the date of Harpoon’s receipt of the License Option Exercise Notice, file or cause to be filed with the U.S. Federal Trade Commission and the U.S. Department of Justice and any relevant foreign governmental authority any such notifications.  The Parties shall use their commercially reasonable efforts to respond promptly to any requests for additional information made by such agencies.  For the purposes of this Section 3.2.4(b), the commercially reasonable efforts of AbbVie shall not require AbbVie to agree to any condition, prohibition, limitation or the like proposed by the U.S. Federal Trade Commission or other government authority to dispose of or hold separate any material portion of the business or assets of AbbVie or its Affiliates.  The Parties shall equally share the filing fees in conducting the HSR Filing, and each Party is responsible for the costs and expenses of its own legal and other advice in preparing and conducting the HSR Filing.

3.3[***]  At any time following the earlier of [***].  For clarity, if AbbVie’s [***] shall be solely responsible for any cost or expense associated with such additional obligations, and for providing [***] to enable [***] in connection with the Licensed Compounds and Licensed Products prior to AbbVie’s exercise of the License Option.  AbbVie may elect to exercise its option to carry out [***]and prior to the expiration of the License Option Period.

3.3.2 Upon the date AbbVie provides the [***], AbbVie shall be deemed to have entered into the license set forth in Section 5.1.2.  AbbVie shall have the right, on a one-time only basis following[***].  AbbVie shall have final decision making authority with respect to all [***].

3.3.1If AbbVie [***] and does not subsequently exercise the License Option, then AbbVie shall [***].  For clarity, (A) the foregoing license shall exclude [***], and notwithstanding anything in this Agreement to the contrary, except as necessary for Harpoon to exercise its rights under the foregoing subclause (a) or as required by the foregoing subclause (c), [***], and (B) the requirement under the foregoing subclause (c) shall [***] following the termination of this Agreement.

3.4Post-Exercise Development Activities.  Following the License Option Exercise Closing Date, except for Harpoon’s responsibilities in completing the Initial Development Activities and delivering the Final Development Report, AbbVie shall have the sole right to Develop and Manufacture (and shall control all aspects of Development and Manufacturing), including seeking Regulatory Approvals for, Licensed Compounds and Licensed Products in the Field and in the Territory and, for clarity, Harpoon and its Affiliates shall have no right to do so.  Following the License Option Exercise Closing Date, AbbVie shall use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval for [***] Licensed Product for [***] for use in [***] Major Market.  AbbVie shall have the right to satisfy its diligence obligations under this Section 3.4 through its Affiliates or Sublicensees.  Except as set forth in this Section 3.4, AbbVie shall have no other diligence obligations, express or implied, with respect to the Development of the Licensed Compounds or Licensed Products in the Territory.  Following the License Option Exercise Closing Date and until the First Commercial Sale of a Licensed Product in a Major Market, AbbVie will provide to Harpoon following disbandment of the JGC, [***] reports within [***] after the end of each [***], in each case summarizing the key Development activities undertaken and summarizing the results achieved with respect to the applicable Licensed Compounds and Licensed Products in all Major Markets during such [***].  Prior to the disbandment of the JGC, AbbVie shall provide the JGC with interim updates on such activities and results at its regularly scheduled meetings.  For clarity, if AbbVie [***], [***] and the Final Development Report), but AbbVie shall have final decision making authority with respect to the conduct of such Initial Development Activities; provided that in no event may AbbVie require Harpoon to conduct any Initial Development Activities, or to incur any costs or expenses in association with performing such Initial Development Activities following the License Option Exercise Closing Date, in excess of the activities set forth in the Initial Development Plan in existence immediately prior to the License Option Exercise Closing Date.  AbbVie shall have the right, at AbbVie’s sole election, to assume and complete some or all of such Initial Development Activities at AbbVie’s sole cost and expense, and such step in following the License Option Exercise Closing Date shall not [***].

3.5Supply of Technology for Development Purposes.

3.5.1Immediately after the License Option Exercise Closing Date, Harpoon shall, and shall cause its Affiliates to, without additional compensation, disclose and make available to AbbVie (which obligation may be satisfied by granting personnel designated by AbbVie controlled access to an electronic data room), in such form as maintained by Harpoon in the ordinary course of business, Regulatory Documentation, Harpoon Know-How, Joint Know-How, and any other Information claimed or covered by any Harpoon Patent or Joint Patent to the extent necessary or reasonably useful for AbbVie’s Exploitation of the Licensed Compound and thereafter until the completion of the Initial Development Activities, promptly after the earlier of the development, making, conception, or reduction to practice of such Regulatory Documentation, Harpoon Know-How, Joint Know-How, or other Information.

3.5.2Immediately after the License Option Exercise Closing Date, [***], and (b) Harpoon shall provide AbbVie with all reasonable assistance required in order to transfer to AbbVie the Regulatory Documentation, Harpoon Know-How, Joint Know-How, and other Information required to be produced pursuant to Section 3.5.1 above, in each case in a timely manner, and shall reasonably assist AbbVie with respect to the Exploitation of any Licensed Compound and any Licensed Products, in each case subject to the limitations set forth in this Section 3.5.2.  At AbbVie's request, Harpoon shall execute a bill of sale conveying such inventory.  Without prejudice to the generality of the foregoing, if visits of Harpoon’s representatives to AbbVie’s facilities are reasonably requested by AbbVie for purposes of transferring the Regulatory Documentation, Harpoon Know-How, Joint Know-How, or other Information to AbbVie or for purposes of providing AbbVie the assistance referenced in the preceding sentence, Harpoon shall send appropriate representatives to AbbVie’s facilities.  Harpoon shall provide up to [***] and AbbVie shall [***] as mutually agreed by the Parties in writing.

3.6Expenses and Invoicing.  Except as expressly set forth in this Agreement, each Party shall bear all costs and expenses associated with the Development activities for which such Party is responsible under this Agreement and the Initial Development Plan; provided that (a) [***], Harpoon’s obligation to bear out of pocket costs shall be limited to [***] (the “[***]”) and AbbVie shall bear any out of pocket costs in

[***], and (b) [***] AbbVie has the right to assume following determination of Harpoon material breach pursuant to Section 3.1.2.  To the extent that the costs of [***], Harpoon shall provide notice to the CMC Working Group.  [***].  To the extent consistent with Harpoon’s obligations under this Section 3.6, [***]  If AbbVie assumes any Initial Development Activities in accordance with Section 3.1.2, then AbbVie shall invoice Harpoon each [***] for all reasonable direct internal (i.e. direct personnel costs) and documented, out-of-pocket costs associated with conducting such Initial Development Activities [***], and, Harpoon shall pay such invoices within [***] of receipt thereof.

Subcontracting.

Each Party shall have the right to subcontract any of its Development activities to a Third Party (a “Third Party Provider”); provided that, solely with respect of Third Party Providers performing services that are critical or material to the Licensed Compound or Licensed Products (such as contract research organizations and contract manufacturing organizations,) Harpoon must (a) [***] (b) except with respect to Third Party Providers [***] and (c) obtain a written undertaking from the Third Party Provider sufficient for Harpoon to comply with the applicable terms and conditions of this Agreement, including the confidentiality provisions of Article 9.

3.8Regulatory Matters.

3.8.1Pre-Exercise Regulatory Activities.  Prior to the License Option Exercise Closing Date, the following shall apply:

(a)Harpoon shall have the sole right and responsibility to prepare, obtain and maintain all INDs necessary to perform its obligations under the Initial Development Plan, and to conduct communications with the applicable Regulatory Authorities with respect to such INDs[***] submission to the applicable Regulatory Authorities.  Harpoon shall provide [***].

(b)Subject to the immediately following sentence, Harpoon shall provide AbbVie with (i) access to or copies of all material written or electronic correspondence (other than regulatory filings) relating to the Development of Licensed Compounds or Licensed Products received by Harpoon or its Affiliates from, or forwarded by Harpoon or its Affiliates to, the Regulatory Authorities in the Territory, and (ii) if available, copies of meeting minutes and summaries of material meetings, conferences, and discussions held by Harpoon or its Affiliates with the Regulatory Authorities in the Territory, in each case

((i) and (ii)) [***] of its receipt, forwarding or production of the foregoing, as applicable.  If such written or electronic correspondence received from any such Regulatory Authority relates to the withdrawal, suspension, or revocation of a Regulatory Approval for a Licensed Product, the prohibition or suspension of the supply of a Licensed Compound or Licensed Product, or the initiation of any investigation, review, or inquiry by such Regulatory Authority concerning the safety of a Licensed Compound or Licensed Product, Harpoon shall notify AbbVie and provide AbbVie with copies of such written or electronic correspondence [***] after receipt of such correspondence.

(c)Harpoon shall provide AbbVie with prior written notice, to the extent Harpoon has advance knowledge, of any scheduled material meeting, conference, or discussion with a Regulatory Authority in the Territory relating to a Licensed Product, [***] after Harpoon or its Affiliates first receive notice of the scheduling of such material meeting, conference, or discussion (or within such shorter period  as may be necessary in order to give AbbVie a reasonable opportunity to attend such material meeting, conference, or discussion).  [***]

(d)For clarity, all Information provided by Harpoon to AbbVie under this Section 3.8.1 shall be the Confidential Information of Harpoon.

3.8.2Post-Exercise Regulatory Activities.  Effective on the License Option Exercise Closing Date, the following shall apply:

(a)Promptly after the License Option Exercise Closing Date and upon a mutually agreed upon date, but in any event no later than [***] after the License Option Exercise Closing Date, Harpoon shall transition to AbbVie all INDs for Licensed Compounds and Licensed Products.

(b)As between the Parties, AbbVie, at its sole expense, shall have the sole right to prepare, obtain, and maintain the Drug Approval Applications (including the setting of the overall regulatory strategy therefor), other Regulatory Approvals and other regulatory submissions, and to conduct communications with the Regulatory Authorities, for Licensed Compounds or Licensed Products in the Territory (which shall include filings of or with respect to INDs and other filings or communications with the Regulatory Authorities).  Harpoon shall support AbbVie, as may be reasonably necessary, in obtaining Regulatory Approvals for the Licensed Products, and in the activities in support thereof, including providing necessary documents or other materials required by Applicable Law to obtain Regulatory Approvals, in each case in accordance with the terms and conditions of this Agreement and the Initial Development Plan.

(c)All Regulatory Documentation (including all Regulatory Approvals and Product Labeling) specifically relating to the Licensed Compounds or Licensed Products with respect to the Territory shall be owned by, and shall be the sole property and held in the name of, AbbVie or its designated Affiliate, Sublicensee or designee.  Harpoon shall duly execute and deliver, or cause to be duly executed and delivered, such instruments and shall do and cause to be done such acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary under, or as AbbVie may reasonably request in connection with, or to carry out more effectively the purpose of, or to better assure and confirm unto AbbVie its rights under, this Section.

3.8.3Recalls.  AbbVie shall make every reasonable effort to notify Harpoon promptly (and in any event no later than [***]) following its determination that any event, incident, or circumstance has occurred that may result in the need for a recall, market suspension, or market withdrawal of a Licensed Product in the Territory, and shall include in such notice the reasoning behind such determination, and any supporting facts.  AbbVie (or its Sublicensee) shall have the right to make the final determination whether to voluntarily implement any such recall, market suspension, or market withdrawal in the Territory.  If a recall, market suspension, or market withdrawal is mandated by a Regulatory Authority in the Territory, AbbVie (or its Sublicensee) shall initiate such a recall, market suspension, or market withdrawal in compliance with Applicable Law.  For all recalls, market suspensions or market withdrawals undertaken pursuant to this Section 3.8.3, AbbVie (or its Sublicensee) shall be solely responsible for the execution thereof, and Harpoon shall reasonably cooperate in all such recall efforts, at AbbVie’s expense.

3.8.4Compliance.  Each Party shall perform or cause to be performed, any and all of its Development activities, including Initial Development Activities, in good scientific manner and in compliance with all Applicable Law.

3.8.5Records.  Each of Harpoon and AbbVie shall, and shall use their commercially reasonable efforts to ensure that its Third Party Providers shall, maintain records in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, and in compliance with Applicable Law, which shall be complete and accurate and shall properly reflect all work done and results achieved in the performance of its Development activities which, following the Effective Date, shall record only such activities and shall, to the extent reasonably practicable, not include or be commingled with records of activities outside the scope of this Agreement.  Such records shall be retained by Harpoon or AbbVie, as the case may be, for [***], or for such longer period as may be required by Applicable Law.  Following the License Option Exercise Closing Date, upon AbbVie’s request, Harpoon shall provide to AbbVie copies of the records it has maintained pursuant to this Section 3.8.5 which have not been provided or otherwise transferred to AbbVie pursuant to Section 3.5.  AbbVie shall maintain such records and the information disclosed therein in confidence in accordance with Article 9.

3.8.6Following the License Option Exercise Closing Date, if AbbVie reasonably considers that it has not been provided with all Information required to be provided under Section 3.5, or in connection with any request by a Regulatory Authority or required under Applicable Law, AbbVie shall have the right, [***], to inspect and copy all records of Harpoon maintained pursuant to Section 3.8.5.  Prior to the License Option Exercise Closing Date, AbbVie shall not have such right to inspect or copy Harpoon’s records, except to the extent required by Applicable Laws, or as reasonably necessary to comply with a request by a Regulatory Authority. AbbVie shall maintain such records and the information disclosed therein in confidence in accordance with Article 9.

ARTICLE 4
COMMERCIALIZATION

4.1In General.  Effective on the License Option Exercise Closing Date, AbbVie (itself or through its Affiliates or Sublicensees) shall have the sole right to Commercialize Licensed Compounds and Licensed Products in the Territory at its own cost and expense.

4.2Commercialization Diligence.  Following the License Option Exercise Closing Date, AbbVie shall use Commercially Reasonable Efforts to Commercialize [***] Licensed Product in [***] Major Market following receipt of Regulatory Approval therefor in such Major Market; provided that [***]; provided further that, for purposes of clarity, [***].

[***]  If at any time Harpoon has a reasonable basis to believe that AbbVie is in material breach of its obligations under this Section 4.2, then Harpoon may so notify AbbVie, specifying the basis for its belief, and the Parties shall meet within [***] after such notice to discuss in good faith Harpoon’s concerns.

4.3Booking of Sales; Distribution.  Effective on the License Option Exercise Closing Date, AbbVie shall have the sole right to invoice and book sales, establish all terms of sale (including pricing and discounts) and warehousing, and distribute the Licensed Products in the Territory and to perform or cause to be performed all related services.  AbbVie shall handle all returns, recalls, or withdrawals, order processing, invoicing, collection, distribution, and inventory management with respect to the Licensed Products in the Territory.

4.4Product Trademarks.  Effective on the License Option Exercise Closing Date, AbbVie shall have the sole right to determine and own the Product Trademarks to be used with respect to the Exploitation of the Licensed Products on a worldwide basis.  Harpoon shall not, and shall not permit its Affiliates to, attack, dispute, or contest the validity of or ownership of such Product Trademark anywhere in the Territory or any registrations issued or issuing with respect thereto or use in their respective businesses, any Trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of the Product Trademarks.  Notwithstanding the foregoing, to the extent required by Applicable Law in a country or other jurisdiction in the Territory, the promotional materials, packaging, and Product Labeling for the Licensed Products used by AbbVie and its Affiliates in connection with the Licensed Products in such country or other jurisdiction shall contain (a) the corporate name of Harpoon (and to the extent required, Harpoon grants AbbVie a license, with the right to sublicense, to use the same solely for such purpose), and (b) the logo and corporate name of the manufacturer (if other than AbbVie or an Affiliate).

4.5Commercial Supply of Licensed Compounds or Licensed Products.

4.5.1 Commercial Supply of Licensed Compounds or Licensed Products. Effective on the License Option Exercise Closing Date, as between the Parties, AbbVie shall have the sole right, at its expense, to Manufacture (or have Manufactured) and supply the Licensed Compound and Licensed Products for commercial sale in the Territory by AbbVie and its Affiliates and Sublicensees.

4.5.2Manufacturing Technology Transfer Upon AbbVie’s Request.  AbbVie shall have the right, at any time [***] the License Option Exercise Closing Date, as applicable, to require Harpoon to effect a one-time full transfer to AbbVie or its designee (which designee may be an Affiliate or a Third Party manufacturer of Licensed Compound or Licensed Product) of all Harpoon Know-How specifically relating to the then-current process for the Manufacture of the Licensed Compound and Licensed Products, including process qualification and validation, quality assurance and quality control but excluding [***] (the “Manufacturing Process”) and to implement the Manufacturing Process at a facility designated by AbbVie (such transfer and implementation, as more fully described in this Section 4.5.2, the “Manufacturing Technology Transfer”).  Harpoon shall provide, and shall use commercially reasonable efforts to cause its Third Party manufacturers to provide (including by using commercially reasonable efforts to negotiate contractual obligations for such Third Party manufacturers to do so under agreements entered into following the Effective Date), all reasonable assistance requested by AbbVie to enable AbbVie (or its Affiliate or designated Third Party manufacturer, as applicable) to implement the Manufacturing Process at the facility designated by AbbVie.  If requested by AbbVie, such assistance shall include providing reasonable assistance to AbbVie to facilitate AbbVie entering into agreements with applicable Third Party suppliers relating to the Licensed Compound and Licensed Products.  Without limitation to the foregoing, in connection with the Manufacturing Technology Transfer, Harpoon shall, and shall use commercially reasonable efforts to cause its Third Party manufacturers (including by using commercially reasonable efforts to negotiate contractual obligations for such Third Party manufacturers to comply with the same obligations under agreements entered into following the Effective Date) to:

(a) make available to AbbVie (or its Affiliate or designated Third Party manufacturer, as applicable) from time to time as AbbVie may request, all [***]to use and practice the Manufacturing Process;

(b)cause all appropriate [***] assist with the working up and use of the Manufacturing Process [***];

(c)without limiting the generality of Section 4.5.2(b), cause all appropriate [***] employees and representatives of Harpoon and its Affiliates and its Third Party manufacturers to meet with  employees or representatives of AbbVie (or its Affiliate or designated Third Party manufacturer, as applicable) at the applicable manufacturing facility and make available all necessary equipment, at mutually convenient times, to support and execute the transfer of all applicable analytical methods and the validation thereof (including, all applicable Harpoon Know-How, methods, validation documents and other documentation, materials and sufficient supplies of all primary and other reference standards);

(d)take such steps as are necessary to assist in reasonable respects AbbVie (or its Affiliate or designated Third Party manufacturer, as applicable) in obtaining any necessary licenses, permits or approvals from Regulatory Authorities with respect to the Manufacture of the Licensed Compound and Licensed Products at the applicable facilities; and

(e)provide such other assistance as AbbVie (or its Affiliate or designated Third Party manufacturer, as applicable) may reasonably request to enable AbbVie (or its Affiliate or designated Third Party manufacturer, as applicable) to use and practice the Manufacturing Process and otherwise to Manufacture Licensed Compounds and Licensed Products.

Except to the extent that a Manufacturing Technology Transfer is requested in connection with a breach of this Agreement, Harpoon’s obligations to provide personnel and support under this Section 4.5.2 shall be limited to [***].  Thereafter, if requested by AbbVie, Harpoon shall use commercially reasonable efforts to continue to perform such obligations; provided that AbbVie will reimburse Harpoon for (i) [***]), and (ii) [***]  For clarity,[***].

4.5.3Subsequent Manufacturing Technology Transfer.  Without limiting the foregoing, if Harpoon makes any invention, discovery, or improvement specifically relating to the Manufacture of a Licensed Compound or a Licensed Product during the Term, Harpoon shall promptly disclose such invention, discovery, or improvement to AbbVie, and shall, at AbbVie’s request, perform technology transfer with respect to such invention, discovery, or improvement in the same manner as provided in Section 4.5.2, provided that any such further technology transfer occurring (a) prior to the License Option Exercise Closing Date shall be at Harpoon’s sole expense and (b) after the License Option Exercise Closing Date shall be at AbbVie’s sole expense.

ARTICLE 5
GRANT OF RIGHTS

5.1Grants to AbbVie.

5.1.1Effective upon the date that AbbVie commences performing Initial Development Activities pursuant to Section 3.1.2, Harpoon (on behalf of itself and its Affiliates) shall grant and hereby grants AbbVie a co-exclusive (with Harpoon), royalty-free license, with the right to grant sublicenses in accordance with Section 5.3, under the Harpoon Patents, the Harpoon Know-How, and Harpoon’s interests in the Joint Patents and the Joint Know-How, solely to the extent necessary for AbbVie to conduct Initial Development Activities assumed by AbbVie in accordance with Section 3.1.2 (if any).

5.1.2Upon the [***], Harpoon (on behalf of itself and its Affiliates) hereby grants to AbbVie a co-exclusive (with Harpoon), royalty-free (subject to [***] [***]) license, with the right to grant sublicenses in accordance with Section 5.3, under the Harpoon Patents, the Harpoon Know-How, and Harpoon’s interests in the Joint Patents and the Joint Know-How, to Develop and Manufacture the Licensed Compounds and Licensed Products solely to the extent necessary for AbbVie to perform [***].  For clarity, with respect [***], AbbVie acknowledges and agrees that [***].  AbbVie further acknowledges and agrees that no sublicense is granted to AbbVie under certain intellectual property rights licensed from [***].

5.1.3Upon the License Option Exercise Closing Date, Harpoon (on behalf of itself and its Affiliates) hereby grants to AbbVie:

(a)an exclusive (including with regard to Harpoon and its Affiliates, except as provided in Section 5.6) license (or sublicense), with the right to grant sublicenses in accordance with Section 5.3, under the Harpoon Patents, the Harpoon Know-How, and Harpoon’s interests in the Joint Patents and the Joint Know-How, to Exploit the Licensed Compounds and Licensed Products in the Field in the Territory;

(b)an exclusive (including with regard to Harpoon and its Affiliates, except as provided in Section 5.6) license and right of reference, with the right to grant sublicenses and further rights of reference in accordance with Section 5.3, under the Regulatory Approvals and any other Regulatory Documentation that Harpoon or its Affiliates may Control with respect to the Licensed Compounds or Licensed Products solely for purposes of Exploiting the Licensed Compounds and Licensed Products in the Field in the Territory.

(c)The grants set forth in this Section 5.1.3 will automatically come into full force and effect on the License Option Exercise Closing Date without any further action required by either Party under this Agreement.

5.2Grants to Harpoon.  Upon the Effective Date, AbbVie hereby grants to Harpoon a non-exclusive, royalty-free license, without the right to grant sublicenses (other than to permitted subcontractors of Harpoon in accordance with Section 3.7), under the AbbVie Patents, AbbVie Know-How, and AbbVie’s interests in the Joint Patents and the Joint Know-How, to Develop and Manufacture the Licensed Compounds or Licensed Products in the Territory solely to the extent necessary for Harpoon to perform its obligations as set forth in, and subject to, the Initial Development Plan.

5.3Sublicenses.  AbbVie shall have the right to grant sublicenses (or further rights of reference), through multiple tiers of Sublicensees, under the licenses and rights of reference granted in Sections 5.1.1, 5.1.2 and 5.1.3, to its Affiliates and other Persons; provided that any such sublicenses shall be consistent with the terms and conditions of this Agreement and AbbVie shall remain liable for its obligations under this Agreement and for the performance of all Sublicensees.  AbbVie shall provide Harpoon with a copy of any such sublicense agreement within [***] after the execution thereof, which copy may be redacted with respect to information not pertinent to compliance with this Agreement.

5.4Distributorships.  AbbVie shall have the right, in its sole discretion, to appoint its Affiliates, and AbbVie and its Affiliates shall have the right, in their sole discretion, to appoint any other Persons, in the Territory or in any country or other jurisdiction of the Territory, to distribute, market, and sell the Licensed Products.  Where AbbVie or its Affiliates appoints such a Person and such Person is not an Affiliate of AbbVie and does not have rights to, and does not, Manufacture any Licensed Product (except solely to package or label such Licensed Product purchased in bulk form from AbbVie or its Affiliates), that Person shall be a “Distributor” for purposes of this Agreement.

5.5Co-Promotion Rights.  For purposes of clarity, AbbVie and its Affiliates shall have the right, in their sole discretion, to co-promote the Licensed Products with any other Person(s), or to appoint one (1) or more Third Parties to promote the Licensed Products without AbbVie in all or any part of the Territory.

5.6Retention of Rights.

5.6.1Notwithstanding the exclusive licenses granted to AbbVie pursuant to Section 5.1.3, Harpoon retains the right to practice under the Harpoon Patents, the Harpoon Know-How, Harpoon’s interests in the Joint Patents and the Joint Know-How, Regulatory Approvals and any other Regulatory Documentation (a) to perform (and to sublicense Third Parties to perform as permitted hereunder) its obligations under this Agreement and (b) for any purpose outside the scope of the licenses and rights granted pursuant to Sections 3.2.3 and 5.1, including to Exploit any products or services other than Licensed Compounds or Licensed Products, subject to Section 5.8.   Except as expressly provided herein, Harpoon grants no other right or license, including any rights or licenses to the Harpoon Patents, the Harpoon Know-How, Harpoon’s interests in the Joint Patents and Joint Know-How, the Regulatory Documentation or any other Patent or intellectual property rights not otherwise expressly granted herein. For clarity, if AbbVie does not exercise its License Option, Harpoon retains all rights under Harpoon’s interests in the Joint Patents and the Joint Know-How, if any, to Exploit the Licensed Compounds and Licensed Products in its sole discretion without duty to account to AbbVie in connection with such use or Exploitation.

5.6.2Except as expressly provided herein, AbbVie grants no other right or license, including any rights or licenses to the AbbVie Patents, the AbbVie Know-How, the Regulatory Documentation, or any other Patent or intellectual property rights not otherwise expressly granted herein.

5.7Confirmatory Patent License.  Harpoon shall if requested to do so by AbbVie immediately enter into confirmatory license agreements consistent with this Agreement in the form or substantially the form reasonably requested by AbbVie for purposes of recording the licenses granted under this Agreement with such patent offices in the Territory as AbbVie considers appropriate.  Until the execution of any such confirmatory licenses, so far as may be legally possible, Harpoon and AbbVie shall have the same rights in respect of the Harpoon Patents and Joint Patents and be under the same obligations to each other in all respects as if the said confirmatory licenses had been executed.

5.8Exclusivity with Respect to the Territory.

5.8.1Harpoon shall not, and shall cause its Affiliates not to (a) directly or indirectly, develop, commercialize or otherwise exploit any Competing Product in any country or other jurisdiction in the Territory, or (b) license, authorize, appoint, or otherwise enable any Third Party to directly or indirectly, develop, commercialize or otherwise exploit any Competing Product in any country or other jurisdiction in the Territory, except, in each case ((a) and (b)), as otherwise expressly provided in this Agreement.

5.8.2Notwithstanding the provisions of Section 5.8, if, during the Term, (a) Harpoon or any of its Affiliates acquires, as the result of an Acquisition, rights to a Competing Product, such Acquisition, and the development, manufacture or commercialization of such Competing Product thereafter, shall not constitute a breach of Section 5.8 if Harpoon or such Affiliate, as applicable, [***]; or (b) Harpoon undergoes a Change in Control and the relevant acquirer is either then commercializing a Competing Product, or has in development any Competing Product, such Change in Control, and the commercialization (or development and subsequent commercialization, if such Competing Product receives Regulatory Approval) of such Competing Product by such relevant acquirer or any of its Affiliates, shall not constitute a breach of Section 5.8; provided that such (x) acquirer Segregates the Competing Product and (y) AbbVie shall have the right, in its sole and absolute discretion, by written notice delivered to Harpoon (or its successor) at any time during the [***] following the written notice contemplated by Section 13.2.1, to (i) terminate any or all provisions of this Agreement providing for any delivery by AbbVie to Harpoon of Confidential Information of AbbVie relating to activities contemplated by this Agreement, save only for (A) Article 6, (B) information regarding sublicenses pursuant to Section 5.3, (C) information regarding the prosecution, enforcement, defense, litigation, infringement and licensing of Patents pursuant to (1) Sections 7.2.1, 7.2.3, 7.3.1, 7.3.5, 7.4, and 7.5.2, (2) solely with respect to Joint Patents, Sections 7.2.2, 7.3.2, and 7.5.3, and (3) solely with respect to Joint Patents and Harpoon Patents, Sections 7.3.4 and 7.5.1, (D) notice of any license pursuant to Section 5.9.2, (E) safety data pursuant to Section 8.1, (F) proposed disclosures pursuant to Section 9.5, (G) communications under Section 11.4 and (H) notices pursuant to Sections 11.3 and 13.1; and (ii) disband the JGC and terminate its activities, in which case the provisions set forth in the last sentence of Section 2.3 shall apply.

5.9In-License Agreements.

5.9.1During the Term, neither Harpoon nor any of its Affiliates shall, [***], not to be unreasonably withheld, conditioned or delayed, enter into any agreement with a Third Party related to Information, Regulatory Documentation, materials, Patents, or other intellectual other property rights [***].

5.9.2Following the License Option Exercise Closing Date, if [***] owned or controlled by a Third Party in a particular country or jurisdiction is necessary to Exploit a Licensed Compound or Licensed Product, AbbVie shall have the first right, but not the obligation, to negotiate and enter into an agreement with a Third Party in order to obtain a license or right under such Patent or intellectual property right.  If AbbVie elects (in a written communication submitted to Harpoon) not to enter into any such agreement, Harpoon may enter into any such agreement.  Notwithstanding the foregoing, if a [***] owned or controlled by a Third Party is [***]

[***], then [***] the costs associated with any such license to the Patent or other intellectual property right of such Third Party (“AbbVie [***] Rights”).

5.9.3If Harpoon or any of its Affiliates, after the Effective Date, become a party to a license, sublicense or other agreement for [***], or as permitted in Sections 5.9.1 or 5.9.2, then Harpoon shall inform AbbVie and shall provide AbbVie with a copy of such license, sublicense, or other agreement (“Proposed Future In-Licensed Rights”).  If AbbVie notifies Harpoon in writing within [***] after receipt of such copy that AbbVie wishes to receive a license or sublicense (as applicable) under, and be subject to the rights and obligations of, the Proposed Future In-Licensed Rights as they apply to AbbVie and this Agreement, then the Proposed Future In-Licensed Rights shall automatically be included in the Harpoon Patents and/or Harpoon Know-How (as applicable) hereunder and AbbVie agrees to abide by all applicable terms and conditions of such license, sublicense or other agreement, as it relates to AbbVie and this Agreement, including payment of any financial obligations based upon AbbVie’s practice of such intellectual property rights.  Effective on and following the License Option Exercise Closing Date, AbbVie shall be solely responsible for payment of any financial obligations under [***], and any license, sublicense or other agreement AbbVie elects to enter into with a Third Party that grants rights to AbbVie in connection with the Manufacture of a Licensed Compound or Licensed Product.  Except as provided in this Section 5.9.3, Harpoon shall be solely responsible for and shall bear any and all payments under any Harpoon In-License Agreements, including any agreement between Harpoon and a Third Party entered prior to or on the Effective Date.  For the purpose of clarity, AbbVie shall not be responsible for [***], or (b) [***] relating to the manufacture of any compound or product other than the Licensed Compounds and Licensed Products.

ARTICLE 6
PAYMENTS AND RECORDS

6.1Upfront Payment.  No later than [***] following the Effective Date, AbbVie shall pay Harpoon an upfront, non-refundable, non-creditable amount equal to Thirty Million Dollars ($30,000,000).

6.2Development and Regulatory Milestones.  In partial consideration of the rights granted by Harpoon to AbbVie hereunder and subject to the terms and conditions set forth in this Agreement, AbbVie shall pay to Harpoon a non-refundable milestone payment within [***] after the achievement of each of the following milestones, calculated as follows:

6.2.1upon the License Option Exercise Closing Date, Two Hundred Million Dollars ($200,000,000);

6.2.2upon first Initiation of the Phase I/IB Trial under the Initial Development Plan for a Licensed Compound in the U.S., Fifty Million Dollars ($50,000,000); provided that subject to Section 3.1.3, (a) if [***] [***], but [***], this milestone payment shall be [***], and (b) if such [***] occurs on or after [***], this milestone payment shall be [***];

6.2.3upon [***], [***];

6.2.4upon [***], [***]; and

6.2.5upon [***] and [***], [***].

Each milestone payment in this Section 6.2 shall be payable only upon the first achievement of such milestone and no amounts shall be due for subsequent or repeated achievements of such milestone, whether for the same or a different Licensed Compound or Licensed Product.  The maximum aggregate amount payable by AbbVie pursuant to this Section 6.2 is [***].

6.3First Commercial Sales Milestones.  In partial consideration of the rights granted by Harpoon to AbbVie hereunder and subject to the terms and conditions set forth in this Agreement, AbbVie shall pay to Harpoon the following non-refundable milestone payments due within [***] after the achievement of each of the following milestones, calculated as follows:

6.3.1upon [***] Licensed Product, [***]; and

6.3.2upon the First Commercial Sale for the first Licensed Product to achieve such [***], [***].

Each milestone payment in this Section 6.3 shall be payable only upon the first achievement of such milestone and no amounts shall be due for subsequent or repeated achievements of such milestone, whether for the same or a different Licensed Compound or Licensed Product.  The maximum aggregate amount payable by AbbVie pursuant to this Section 6.3 is [***].

6.4Sales-Based Milestones.  In partial consideration of the rights granted by Harpoon to AbbVie hereunder and subject to the terms and conditions set forth in this Agreement, AbbVie shall pay to Harpoon the following non-refundable milestone payments due within [***] after the end of the [***] in which such milestone was achieved for the aggregate sales of all Licensed Products in the Territory, calculated as follows:[***].

Each milestone payment in this Section 6.4 shall be payable only upon the first achievement of such milestone in a [***], and no amounts shall be due for subsequent or repeated achievements of such milestone in subsequent [***], whether for the same or a different Licensed Compound or Licensed Product.  The maximum aggregate amount payable by AbbVie pursuant to this Section is [***].

6.5Royalties.

6.5.1Royalty Rates.  As further consideration for the rights granted to AbbVie hereunder, subject to Section 6.5.3, commencing upon the First Commercial Sale of a Licensed Product in the Territory, on a Licensed Product-by-Licensed Product basis, AbbVie shall pay to Harpoon a royalty on Net Sales of each Licensed Product in the Territory (excluding Net Sales of each Licensed Product in any country or other jurisdiction in the Territory for which the Royalty Term for such Licensed Product in such country or other jurisdiction has expired) during [***] at the following rates:

Net Sales in the Territory of each Licensed Product in a [***]	Royalty Rate
For that portion of aggregate Net Sales of each Licensed Product[***]	[***]
For that portion of aggregate Net Sales of each Licensed Product[***]	[***]
For that portion of aggregate Net Sales of each Licensed Product[***]	[***]

With respect to each Licensed Product in each country or other jurisdiction in the Territory, [***].

6.5.2Royalty Term.  AbbVie shall have no obligation to pay any royalty with respect to Net Sales of any Licensed Product in any country or other jurisdiction after the Royalty Term for such Licensed Product in such country or other jurisdiction has expired.

6.5.3Reductions.  Notwithstanding the foregoing:

(a)if in any country or other jurisdiction in the Territory during the Royalty Term for a Licensed Product (i) there is [***], then for each such country or other jurisdiction, starting with the [***] occurs, the royalties payable to Harpoon for the Net Sales of such Licensed Product in such country or other jurisdiction shall be [***] set forth in Section 6.5.1; (ii) there [***], then for each such country or other jurisdiction, starting with the [***], the royalties payable to Harpoon for the Net Sales of such Licensed Product in such country or other jurisdiction shall be [***] set forth in Section 6.5.1; and (iii) if for any [***] during the Royalty Term [***] in such country or other jurisdiction during such [***], then the royalties due to Harpoon pursuant to this Section 6.5 in such country or other jurisdiction shall be [***] in each such [***].  For purposes herein, (A) [***] (B) [***]

[***] in each case ((A) and (B)) of the unit sales of such Licensed Product sold in that country or other jurisdiction by AbbVie, its Affiliates and Sublicensees.  Unless otherwise agreed by the Parties, [***] sold during a [***] shall be as reported by [***] or any successor or any other independent sales auditing firm reasonably agreed upon by the Parties;

(b)if AbbVie enters into an agreement with a Third Party in order to obtain a license or right under [***] owned or controlled by such Third Party in a particular country or other jurisdiction pursuant to Section 5.9.2, AbbVie shall be entitled to deduct from [***] hereunder with respect to a Licensed Product for a particular country or other jurisdiction [***] of [***] paid to such Third Party (excluding [***]) as consideration for the grant of the license or sublicense in connection with such Licensed Product (and to the extent reasonably allocable to the Licensed Product, if such Third Party agreement is also applicable to other programs or products of AbbVie) for such country or other jurisdiction; provided that in no case shall such deduction reduce such [***] set forth in [***] [***]. For clarity, no reduction shall apply in connection with payments made by AbbVie in connection with any [***];

(c)[***] in a country or other jurisdiction in the Territory, then, for the purposes of calculating the royalties payable with respect to such Licensed Product under Section 6.5.1, [***]; and

(d)if, and in such case from and after the date on which, a Licensed Product is Exploited in a country or other jurisdiction and such Licensed Product is not either or both (i) [***] or (ii) covered by (A) [***] Licensed Product in such country or other jurisdiction or (B) a [***] in such country or other jurisdiction, then the royalty rate set forth in Section 6.5.1 with respect to such country or other jurisdiction (for purposes of calculations under Section 6.5.1), shall be reduced by [***];.

(e)In no event will the cumulative reductions under the foregoing Sections 6.5.3(a) through 6.5.3(d) reduce the [***] payable to Harpoon on any Licensed Product in any [***] by greater than [***] of the amounts otherwise payable under Section 6.5.1 for such Licensed Product.  Credits not exhausted in any [***] may be carried into future [***], subject to the foregoing sentence.

6.6Royalty Payments and Reports.  AbbVie shall calculate all amounts payable to Harpoon pursuant to Section 6.5 at the end of each [***], which amounts shall be converted to Dollars, in accordance with Section 6.7.  AbbVie shall pay to Harpoon the royalty amounts due with respect to a given [***] within [***] after the end of such [***].  Each payment of royalties due to Harpoon shall be accompanied by a statement of the amount of Net Sales of each Licensed Product in each country or other jurisdiction the Territory during the applicable [***] (including such amounts expressed in local currency and as converted to Dollars) and a calculation of the amount of royalty payment due on such Net Sales for such [***], including the amount of any reductions pursuant to Section 6.5.3.

6.7Mode of Payment; Offsets.  All payments to either Party under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as the receiving Party may from time to time designate by notice to the paying Party.  For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), a Party shall convert any amount expressed in a foreign currency into Dollar equivalents using its, its Affiliate’s or Sublicensee’s standard conversion methodology consistent with Accounting Standards.  [***].

6.8Withholding Taxes.

6.8.1Withholding Amounts.  Where any sum due to be paid to either Party hereunder is subject to any withholding or similar tax, the Parties shall use their commercially reasonable efforts to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty.  In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, the payor shall remit such withholding or similar tax to the appropriate government authority, deduct the amount paid from the amount due to payee and secure and send to payee the best available evidence of the payment of such withholding or similar tax.  Any such amounts deducted by the payor in respect of such withholding or similar tax shall be treated as having been paid by the payor for purposes of this Agreement.  If withholding or similar taxes are paid to a government authority, each Party will provide the other such assistance as is reasonably required to obtain a refund of the withheld or similar taxes, or to obtain a credit with respect to such taxes paid.  In the event that a government authority retroactively determines that a payment made by the paying Party to the receiving Party pursuant to this Agreement should have been subject to withholding or similar (or to additional withholding or similar) taxes, and such paying Party (the “Withholding Party”) remits such withholding or similar taxes to the government authority, including any interest and penalties that may be imposed thereon (together with the tax paid, the “Withholding Amount”), the Withholding Party will have the right (a) to offset the Withholding Amount against future payment obligations of the Withholding Party under this Agreement or (b) to invoice the receiving Party for the Withholding Amount (which shall be payable by the receiving Party within [***] of its receipt of such invoice), or to pursue reimbursement of the Withholding Amount by any other available remedy.

6.8.2Withholding Actions. Notwithstanding the foregoing, the Parties acknowledge and agree that if AbbVie (or its assignee pursuant to Section 13.4) is required by Applicable Law to withhold taxes in respect of any amount payable under this Agreement, and if such withholding obligation arises as a result of any action taken by AbbVie or its Affiliate or successor or assignee, including without limitation an assignment of this Agreement as permitted under Section 13.4 of this Agreement, a change in tax residency of AbbVie, or payments arise or are deemed to arise through a branch of AbbVie and such withholding taxes exceed the amount of withholding taxes that would have been applicable if such action had not occurred (each an “AbbVie Withholding Tax Action”), then, any such amount payable shall be increased to take into account such increased withholding taxes as may be necessary so that, after making all required withholdings Harpoon (or its assignee pursuant to Section 13.4) receives an amount equal to the sum it would have received had no such AbbVie Withholding Tax Action occurred.  Harpoon shall (a) use its commercially reasonable efforts to obtain an exemption of such withheld amounts to the extent practicable under Applicable Law and (b) cooperate with AbbVie to obtain a reduction or refund of such withheld amounts.

6.9Indirect Taxes.  Except as otherwise provided in this Agreement, all payments due under this Agreement are exclusive of value added taxes, sales taxes, consumption taxes and other similar taxes (the “Indirect Taxes”).  Notwithstanding anything to the contrary in this Agreement, AbbVie shall be responsible for any Indirect Taxes as well as any transfer, documentary, sales use, stamp, registration, value added or other similar tax that is imposed with respect to the payments or the related transfer of rights or other property pursuant to the terms of this Agreement.  If the Indirect Taxes originally paid or otherwise borne by the paying Party are in whole or in part subsequently determined not to have been chargeable, all reasonably necessary steps will be taken by the receiving Party to receive a refund of these undue Indirect Taxes from the applicable governmental authority or other fiscal authority and any amount of undue Indirect Taxes repaid by such authority to the receiving Party will be transferred to the paying Party within [***] of receipt.

6.10Interest on Late Payments.  If any payment due to either Party under this Agreement is not paid when due, then such paying Party shall pay interest thereon (before and after any judgment) at [***] such interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest; provided however that [***], then such interest [***], as adjusted from time to time on the [***].

6.11Audit.  AbbVie shall, shall cause its Affiliates to, and shall use commercially reasonable efforts to cause its Sublicensees to, keep complete and accurate books and records pertaining to Net Sales of Licensed Products, in sufficient detail to calculate all amounts payable hereunder.  At the request of Harpoon, AbbVie shall permit an independent public accounting firm of nationally recognized standing designated by Harpoon and reasonably acceptable to AbbVie, [***], to audit the books and records maintained pursuant to this Section 6.11 to ensure the accuracy of all reports and payments made hereunder, including any permitted deductions from Net Sales pursuant to Section 1.108.  Such examinations may not (a) be conducted for any [***] [***] (b) be conducted more than once in any [***] period or (c) be [***] (unless a previous audit revealed an underpayment with respect to such [***]).  The accounting firm shall disclose to Harpoon only whether the reports are correct or not, and the specific details concerning any discrepancies.  No other information shall be shared.  Except as provided below, the cost of this audit shall be borne by Harpoon, unless the audit reveals a variance [***] from the reported amounts or [***], in which case AbbVie shall bear the cost of the audit.

6.12Audit Dispute.  In the event of a dispute with respect to any audit under Section 6.11, Harpoon and AbbVie shall work in good faith to resolve the disagreement.  If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [***], the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Audit Expert”).  The decision of the Audit Expert shall be final and the costs of such determination as well as the initial audit shall be borne between the Parties in such manner as the Audit Expert shall determine.  Not later than [***] after such decision and in accordance with such decision, AbbVie shall pay the additional amounts or Harpoon shall reimburse the excess payments, as applicable.

6.13Confidentiality.  The receiving Party shall treat all information subject to review under this Article 6 in accordance with the confidentiality provisions of Article 9 and the Parties shall cause the Audit Expert to enter into a reasonably acceptable confidentiality agreement with AbbVie obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

6.14[***]  The development and regulatory milestone payments, first commercial sales milestone payments, sales-based milestone payments and royalties in Sections 6.2, 6.3 6.4, and 6.5 shall not apply at the same rates to Development and Commercialization of Licensed Compounds or Licensed Products [***] for eligibility to be treated for such disease, state, or condition with a Licensed Compound or Licensed Product or for monitoring patients who are or have been treated with a Licensed Compound or Licensed Product.  In the event that a Licensed Compound or Licensed Product is Developed for any such purposes, [***] for the sale of such Licensed Product that [***] of such Licensed Product and [***], as applicable; provided that, for clarity,  any such [***]

[***] [***] under this Agreement with respect to Licensed Compounds or Licensed Products that are [***].

6.15No Other Compensation.  Each Party hereby agrees that the terms of this Agreement fully define all consideration, compensation and benefits, monetary or otherwise, to be paid, granted or delivered by one Party to the other Party in connection with the transactions contemplated herein. Neither Party previously has paid or entered into any other commitment to pay, whether orally or in writing, any of the other Party’s employees, directly or indirectly, any consideration, compensation or benefits, monetary or otherwise, in connection with the transaction contemplated herein.

ARTICLE 7
INTELLECTUAL PROPERTY

7.1Ownership of Intellectual Property.

7.1.1Ownership of Technology.  Subject to Section 3.8.2(c) and Section 7.1.2, as between the Parties, each Party, or their respective Affiliates, shall own and retain all right, title, and interest in and to any and all: (a) Information and inventions that are conceived, discovered, developed, or otherwise made by or on behalf of such Party or its Affiliates (including subcontractors thereof) under or in connection with this Agreement, whether or not patented or patentable, and any and all Patents and other intellectual property rights with respect thereto, except to the extent that any such Information or invention or any Patent or intellectual property rights with respect thereto, is Joint Know-How or Joint Patents, and (b) other Information, inventions, Patents, and other intellectual property rights that are owned or otherwise Controlled (other than pursuant to the license grants set forth in Sections 5.1 and 5.2) by such Party or its Affiliates.

7.1.2Ownership of Joint Patents and Joint Know-How.  Subject to Section 3.8.2(c), as between the Parties, each Party, or their respective Affiliates, shall own an equal, undivided interest in and to any and all (a)  Information and inventions that are conceived, discovered, developed or otherwise made jointly by or on behalf of Harpoon or its Affiliates (including subcontractors thereof), on the one hand, and AbbVie or its Affiliates (including subcontractors thereof), on the other hand, in connection with the work conducted under or in connection with this Agreement, in each case whether or not patented or patentable (the “Joint Know-How”), and (b) Patents (the “Joint Patents”) and other intellectual property rights with respect to the Information and inventions described in subclause (a) (together with Joint Know-How and Joint Patents, the “Joint Intellectual Property Rights”).  Each Party shall promptly disclose to the other Party in writing, and shall cause its Affiliates, licensees and sublicensees to so disclose, the development, making, conception or reduction to practice of any Joint Know-How or Joint Patents.  Subject to the licenses and rights of reference granted under Sections 5.1 and 5.2 and, in the case of Harpoon, its exclusivity obligations hereunder, each Party shall have the right to Exploit the Joint Intellectual Property Rights without a duty of seeking consent from or accounting to the other Party.  Notwithstanding the foregoing, with respect to (1) any [***], and (2) any [***].

7.1.3United States Law.  The determination of whether Information and inventions are conceived, discovered, developed, or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with Applicable Law in the United States.

7.1.4Assignments.

(a)Each Party shall cause all Persons who perform activities for such Party under this Agreement to prospectively or be under an obligation to assign (or, if Applicable Law does not permit such Person to agree to such assignment obligation despite such Party’s using commercially reasonable efforts to negotiate such assignment obligation, provide a license under) all of their rights in any Information and inventions resulting therefrom to such Party, except where Applicable Law requires otherwise and except in the case of governmental, not-for-profit and public institutions which have standard policies against such an assignment (in which case a suitable license, or right to obtain such a license, shall be obtained).

(b)Each Party will promptly disclose to the other Party in writing, the conception, discovery, development or making of any Joint Know-How or Joint Patents by Persons who perform activities for it under this Agreement.  Each Party will execute and record assignments and other necessary documents consistent with such ownership promptly upon request.

7.2Maintenance and Prosecution of Patents.

7.2.1Patent Prosecution and Maintenance of Harpoon Patents and Joint Patents.

(a)Subject to Section 7.2.1(b), Harpoon shall have the right, but not the obligation, through the use of internal or outside counsel to prepare, file, prosecute, and maintain the Harpoon Patents and Joint Patents worldwide, at Harpoon’s sole cost and expense.  Where a Harpoon Patent or Joint Patent [***].  Harpoon shall [***] with regard to the preparation, filing, prosecution, and maintenance of such Harpoon Patents or Joint Patents, including by providing AbbVie with a copy of material communications to and from any patent authority in the Territory regarding such Harpoon Patents or Joint Patents, and by providing AbbVie drafts of any material filings or responses to be made to such patent authorities in the Territory sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for AbbVie to review and comment thereon.  Harpoon shall consider in good faith the requests and suggestions of AbbVie with respect to such drafts and with respect to strategies for filing and prosecuting such Harpoon Patents or Joint Patents in the Territory.  Notwithstanding the foregoing, Harpoon shall promptly inform AbbVie of any adversarial patent office proceeding or sua sponte filing, including a request for, or filing or declaration of, any interference, opposition, or re-examination relating to a Harpoon Patent or Joint Patent in the Territory.  The Parties shall thereafter consult and cooperate to determine a course of action with respect to any such proceeding in the Territory and Harpoon shall consider in good faith all comments, requests and suggestions provided by AbbVie.  [***]  If Harpoon decides not to prepare, file, prosecute, or maintain a Harpoon Patent or Joint Patent in a country or other jurisdiction in the Territory, Harpoon shall provide reasonable prior written notice to AbbVie of such intention (which notice shall, in any event, be given no later than [***] prior to the next deadline for any action that may be taken with respect to such Harpoon Patent or Joint Patent in such country or other jurisdiction), AbbVie shall thereupon have the option, in its sole discretion, to assume the control and direction of the preparation, filing, prosecution, and maintenance of such Harpoon Patent or Joint Patent at its expense in such country or other jurisdiction.  Upon AbbVie’s written acceptance of such option, AbbVie shall assume the responsibility and control for the preparation, filing, prosecution, and maintenance of such Harpoon Patent or Joint Patent.  In such event, Harpoon shall reasonably cooperate with AbbVie in such country or other jurisdiction as provided under Section 7.2.3.

(b)On and after the License Option Exercise Closing Date with respect to a Licensed Compound or Licensed Product, AbbVie shall have the responsibility for and control over the preparation, filing, prosecution, and maintenance of all Harpoon Patents that [***](“Product-Specific Patents”) and Joint Patents, at AbbVie’s sole cost and expense.  For clarity, Product-Specific Patents shall not include [***], including any Patent that [***] as long as such Harpoon Patent does not include any claim [***].  AbbVie shall keep Harpoon fully informed of all material steps with regard to the preparation, filing, prosecution, and maintenance of Product-Specific Patents or Joint Patents.  If AbbVie decides not to prepare, file, prosecute, or maintain a Product-Specific Patent or Joint Patent in a country or other jurisdiction in the Territory, AbbVie shall provide reasonable prior written notice to Harpoon of such intention (which notice shall, in any event, be given no later than [***] prior to the next deadline for any action that may be taken with respect to such Product-Specific Patent or Joint Patent in such country or other jurisdiction), and Harpoon shall thereupon have the option, in its sole discretion, to assume the control and direction of the preparation, filing, prosecution, and maintenance of such Product-Specific Patent or Joint Patent at its sole cost and expense in such country or other jurisdiction. Upon Harpoon’s written acceptance of such option, Harpoon shall assume the responsibility and control for the preparation, filing, prosecution, and maintenance of such specific Product-Specific Patent or Joint Patent. In such event, AbbVie shall reasonably cooperate with Harpoon in such country or other jurisdiction as provided under Section 7.2.3.

7.2.2Patent Prosecution and Maintenance of AbbVie Patents.  AbbVie shall have the right, but not the obligation, to prepare, file, prosecute, and maintain the AbbVie Patents worldwide, at AbbVie’s sole cost and expense.

7.2.3Cooperation.  The Parties agree to cooperate fully in the preparation, filing, prosecution, and maintenance of the Harpoon Patents and Joint Patents in the Territory under this Agreement.  Cooperation shall include:

(a)without limiting any other rights and obligations of the Parties under this Agreement, cooperating with respect to the timing, scope and filing of such Patents to preserve and enhance the patent protection for Licensed Compounds and Licensed Products, including the manufacture and use thereof;

(b)executing all papers and instruments, or requiring its employees or contractors to execute such papers and instruments, so as to (i) effectuate the ownership of intellectual property set forth in Section 7.1.1 and 7.1.2; (ii) enable the other Party to apply for and to prosecute Patent applications in the Territory; and (iii) obtain and maintain any Patent extensions, supplementary protection certificates, and the like with respect to the Harpoon Patents and Joint Patents in the Territory, in each case ((i), (ii), and (iii)) to the extent provided for in this Agreement;

(c)consistent with this Agreement, assisting in any license registration processes with applicable governmental authorities that may be available in the Territory for the protection of a Party’s interests in this Agreement; and

(d)promptly informing the other Party of any matters coming to such Party’s attention that may materially affect the preparation, filing, prosecution, or maintenance of any such Patents in the Territory.

7.2.4Patent Term Extension and Supplementary Protection Certificate. AbbVie shall be responsible for making decisions regarding patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, wherever applicable, for AbbVie Patents, Joint Patents and Product-Specific Patents in any country or other jurisdiction and for applying for any extension (including patent term extension and supplementary protection certificate) with respect to such Patents in the Territory.  Harpoon shall provide prompt and reasonable assistance, as requested by AbbVie, including by taking such action as patent holder as is required under any Applicable Law to obtain such extension.  AbbVie shall pay all expenses in regard to obtaining such extension in the Territory.

7.2.5European Patents.  On or after the License Option Exercise Closing Date, AbbVie shall have the sole right to decide whether a Joint Patent or a Product-Specific Patent should be validated or maintained as a Unitary Patent, whether and when such Patent should be opted out of or opted in to the jurisdiction of the Unified Patent Court (UPC) (including withdrawal of an opt-out), as well as any other issues concerning the jurisdiction of the UPC in connection with such Patent.  Harpoon shall, at AbbVie’s cost and expense, cooperate with AbbVie and provide to AbbVie and submit to authorities all necessary documents to effect such decision.

7.2.6Patent Listings.  With respect to each Licensed Product, AbbVie will have the sole right to list Joint Patents and Product-Specific Patents with Regulatory Authorities or other agencies, including as required or allowed under Applicable Law.  AbbVie shall notify Harpoon in writing of any Harpoon Patents that it intends to list with Regulatory Authorities related to the Licensed Products and, prior to filing any such listing, consult with and consider in good faith the requests and suggestions of Harpoon regarding the same.

7.3Enforcement of Patents.

7.3.1Enforcement of Harpoon Patents.  Each Party shall promptly notify the other Party in writing of any alleged or threatened infringement of the Product-Specific Patents by a Third Party in the Territory of which such Party becomes aware based on the development, commercialization or Exploitation of, or an application to market, a Licensed Product or a product containing a Licensed Compound in the Territory (the “Product Infringement”).  AbbVie shall have the sole right, but not the obligation, to prosecute any Product Infringement involving any claims of Product-Specific Patents at its sole expense and AbbVie shall retain control of the prosecution of such claim, suit or proceeding.  Harpoon shall have the right to join as a party to such claim, suit, or proceeding in the Territory and participate with its own counsel at its own expense; provided that AbbVie shall retain control of the prosecution of such claim, suit, or proceeding.  During any such claim, suit, or proceeding, AbbVie shall keep Harpoon reasonably informed of all material developments in connection with such claim, suit or proceeding. If AbbVie does not take commercially reasonable steps to prosecute (including settling) such a Product Infringement in a country or jurisdiction, then  (a) Harpoon may, but is not obligated to, prosecute the Product Infringement at its own expense in such country or jurisdiction, and (b) if Harpoon prosecutes such Product Infringement and obtains an injunction that prevents the sale of a Biosimilar Product by such Third Party in such country or jurisdiction, AbbVie shall not be entitled to apply any royalty reductions pursuant to Section 6.5.3(a) that would otherwise apply as a result of the sale of such Biosimilar Product by such Third Party after the period of such injunction.

7.3.2Enforcement of AbbVie Patents and Joint Patents.

(a)Each Party shall promptly notify the other Party in writing of any alleged or threatened infringement of the Harpoon Patents that are not Product-Specific Patents, AbbVie Patents or Joint Patents by a Third Party in the Territory of which such Party becomes aware based on the development, commercialization, Exploitation, or an application to market a Licensed Product or a product containing a Licensed Compound in the Territory.

(b)Subject to Sections 7.3.3 and 7.3.4, Harpoon shall have the first right, but not the obligation, to prosecute any such alleged or threatened infringement of Harpoon Patents that are not Product-Specific Patents in the Territory at its sole expense and Harpoon shall retain control of the prosecution of such claim, suit or proceeding.  If Harpoon prosecutes any such infringement, AbbVie shall have the right to join as a party to such claim, suit or proceeding in the Territory and participate with its own counsel at its own expense; provided that Harpoon shall retain control of the prosecution of such claim, suit or proceeding.  During any such claim, suit, or proceeding, Harpoon shall keep AbbVie reasonably informed of all material developments in connection with such claim, suit or proceeding.  If Harpoon does not take commercially reasonable steps to prosecute the alleged or threatened infringement in the Territory with respect to such Harpoon Patents, then solely following the License Option Exercise Closing Date, AbbVie may prosecute such infringement in the Territory at its own expense, unless Harpoon reasonably believes that the prosecution of such infringement by AbbVie would have a material adverse impact on Harpoon’s global patent portfolio, or upon the use or application of such Harpoon Patents in connection with other products and compounds Controlled by Harpoon, its Affiliates or sublicensees.  For clarity, this Section 7.3.2(b) is inapplicable to any biosimilar patent litigation relating to any Licensed Compound or Licensed Product as set forth in Sections 7.3.3 and 7.3.4.

(c)AbbVie shall have the sole right, but not the obligation, to prosecute any such infringement of the AbbVie Patents in the Territory at its sole expense and AbbVie shall retain control of the prosecution of such claim, suit or proceeding.

(d)AbbVie shall have the first right, but not the obligation, to prosecute any such infringement of Joint Patents in the Territory at its sole expense and AbbVie shall retain control of the prosecution of such claim, suit or proceeding.  If AbbVie prosecutes any such infringement, Harpoon shall have the right to join as a party to such claim, suit or proceeding in the Territory and participate with its own counsel at its own expense; provided that AbbVie shall retain control of the prosecution of such claim, suit or proceeding.  During any such claim, suit, or proceeding, AbbVie shall keep Harpoon reasonably informed of all material developments in connection with such claim, suit or proceeding.  If AbbVie does not take commercially reasonable steps to prosecute the alleged or threatened infringement in the Territory with respect to such Joint Patents, then Harpoon may prosecute such infringement in the Territory at its own expense.

7.3.3Patent Exclusivity Listings.  If either Party receives a copy of an application submitted to the FDA under subsection (k) of Section 351 of the PHSA (a “Biosimilar Application”) naming a Licensed Product as a reference product or otherwise becomes aware that such a Biosimilar Application has been filed (such as in an instance described in Section 351(l)(9)(C) of the PHSA), such Party shall, within [***], notify the other Party so that the other Party may seek permission to view the application and related confidential information from the filer of the Biosimilar Application under Section 351(l)(1)(B)(iii) of the PHSA.  If either Party receives any equivalent or similar certification or notice in any other jurisdiction in the Territory, either Party shall, within [***], notify and provide the other Party with copies of such communication.  Regardless of the Party that is the “reference product sponsor” for purposes of such Biosimilar Application, (a) [***]; (b) AbbVie shall have the right to list any AbbVie Patents, Joint Patents, Product-Specific Patents, and, upon the written consent of Harpoon, such consent not to be unreasonably withheld, conditioned or delayed (taking into account, without limitation, the potential impact of such consent on Harpoon’s platform technology and/or other products undergoing development or commercialization by Harpoon or its Third Party licensees and covered by such Harpoon Patents), other Harpoon Patents, insofar as they cover the Biosimilar Product as required pursuant to Section 351(l)(3)(A), Section 351(l)(5)(b)(i)(II), or Section 351(l)(7) of the PHSA, to respond to any communications with respect to such lists from the filer of the Biosimilar Application, and to negotiate with the filer of the Biosimilar Application as to whether to utilize a different mechanism for information exchange than that specified in Section 351(l) of the PHSA; and (c) [***] shall have the sole right to identify such Patents or respond to communications under any equivalent or similar listing in any other jurisdiction in the Territory.  If required pursuant to Applicable Law, [***] shall prepare such lists and make such responses at [***]  Harpoon shall cooperate with AbbVie’s reasonable requests in connection therewith, including meeting any submission deadlines, in each case, to the extent required or permitted by Applicable Law.  AbbVie shall (A) reasonably consult with [***]

[***] to a Third Party as contemplated by this Section 7.3.3, and shall consider in good faith Harpoon’s advice, requests and suggestions with respect thereto, and (B) notify Harpoon of any such lists or communications promptly after they are made.

7.3.4Conduct of Biosimilar Patent Litigation Including Under the Biologics Price Competition and Innovation Act.  Notwithstanding anything to the contrary in this Section 7.3, AbbVie shall be responsible for initiating and managing any biosimilar litigation relating to Licensed Compounds or Licensed Products worldwide. AbbVie shall have the first right to bring an action for infringement of the AbbVie Patents, Joint Patents, Product-Specific Patents and, upon the written consent of Harpoon, such consent not to be unreasonably withheld, conditioned or delayed (taking into account, without limitation, the potential impact of such consent on Harpoon’s platform technology and/or other products undergoing development or commercialization by Harpoon or its Third Party licensees and covered by such Harpoon Patents), other Harpoon Patents, including as required under Section 351(l)(6) of the PHSA following the agreement on a list of patents for litigation under Section 351(l)(4) or exchange of Patent lists pursuant to Section 351(l)(5)(B) of such act, or as required following any equivalent or similar certification or notice in any other jurisdiction.  If Harpoon decides pursuant to this Agreement not to allow AbbVie to include such other Harpoon Patents in a litigation against a biosimilar applicant for a biosimilar product, Harpoon shall not assert such Patent in any litigation against the same biosimilar applicant for the same biosimilar product without written approval by AbbVie.  The Parties’ rights and obligations with respect to the foregoing legal actions shall be as set forth in Sections 7.3.1 through 7.3.5; provided that within [***] of reaching agreement on a list of Patents for litigation under Section 351(l)(4) or exchange of Patent lists pursuant to Section 351(l)(5)(B), AbbVie shall notify Harpoon as to whether or not it elects to prosecute such infringement.  Either Party shall, within [***], notify and provide the other Party with copies of any notice of commercial marketing provided by the filer of a Biosimilar Application pursuant to Section 351(l)(8)(A) of the PHSA, or any equivalent or similar certification or notice in any other jurisdiction.  Thereafter, AbbVie shall have the first right to seek an injunction or other remedies against such commercial marketing as permitted pursuant to Section 351(l)(8)(B) of the PHSA.

7.3.5Cooperation.  The Parties agree to cooperate fully in any infringement action pursuant to this Section 7.3.  Where a Party brings such an action in accordance with this Agreement, the other Party shall, where necessary, furnish a power of attorney solely for such purpose or shall join in, or be named as a necessary party to, such action.  Unless otherwise set forth herein, the Party entitled to bring any patent infringement litigation in accordance with this Section 7.3 shall have the right to settle such claim; provided that neither Party shall have the right to settle any patent infringement litigation under this Section 7.3 in a manner that imposes any costs or liability on, or involves any admission by, the other Party, without the express written consent of such other Party.  The Party commencing the litigation shall provide the other Party with copies of all pleadings and other documents filed with the court if doing so would not waive any privilege or violate any court order or Applicable Law, and shall consider reasonable input from the other Party during the course of the proceedings.

7.3.6Recovery. Any recovery realized as a result of such litigation described in Section 7.3.1, 7.3.2, or 7.3.5 (whether by way of settlement or otherwise) shall be first, allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses).  [***]

7.4Infringement Claims by Third Parties.  If the manufacture, sale, or use of a Licensed Compound or Licensed Product in the Territory pursuant to this Agreement results in, or may result in, any claim, suit, or proceeding by a Third Party alleging patent infringement by AbbVie (or its Affiliates or Sublicensees), AbbVie shall promptly notify Harpoon thereof in writing.  Subject to Section 11.2, AbbVie shall have the first right, but not the obligation, to defend and control the defense of any such claim, suit, or proceeding at its own expense, using counsel of its own choice.  Harpoon may participate in any such claim, suit, or proceeding with counsel of its choice at its own expense.  The assumption of the defense of a claim that may be subject to Section 11.2 by either AbbVie or Harpoon shall not be construed as an acknowledgment that Harpoon is liable to indemnify any AbbVie Indemnitee in respect of such indemnity claim, nor shall it constitute a waiver by Harpoon of any defenses it may assert against an AbbVie Indemnitee’s claim for indemnification.  Without limitation of the foregoing, if AbbVie finds it necessary or desirable to join Harpoon as a party to any such action, Harpoon shall, at AbbVie’s expense, execute all papers and perform such acts as shall be reasonably required.  If AbbVie elects (in a written communication submitted to Harpoon within a reasonable amount of time after notice of the alleged patent infringement) not to defend or control the defense of, or otherwise fails to initiate and maintain the defense of, any such claim, suit, or proceeding, within such time periods so that Harpoon is not prejudiced by any delays, Harpoon may conduct and control the defense of any such claim, suit, or proceeding at its own expense.  Each Party shall keep the other Party reasonably informed of all material developments in connection with any such claim, suit, or proceeding.  [***] under this Section 7.4 shall be [***]

7.5Invalidity or Unenforceability Defenses or Actions.

7.5.1Notice.  Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity, unpatentability or unenforceability of any of the Harpoon Patents, AbbVie Patents, or Joint Patents by a Third Party, in each case in the Territory and of which such Party becomes aware.

7.5.2Harpoon Patents.

(a)Subject to Section 7.5.2(b), Harpoon shall have the first right, but not the obligation, to defend and control the defense of the validity, patentability and enforceability of the Harpoon Patents at its own expense in the Territory.  AbbVie may participate in any such claim, suit, or proceeding in the Territory with counsel of its choice at its own expense; provided that Harpoon shall retain control of the defense in such claim, suit, or proceeding.  If Harpoon elects not to defend or control the defense of such Harpoon Patents in a suit brought in the Territory, or otherwise fails to initiate and maintain the defense of any such claim, suit, or proceeding, then solely with respect to Product-Specific Patents included in the Harpoon Patents, and subject to Section 7.5.2(b), AbbVie may request to conduct and control the defense of any such claim, suit, or proceeding at its own expense, with Harpoon’s consent not to be unreasonably withheld, conditioned or delayed.

(b)On and after the License Option Exercise Closing Date, AbbVie shall have the responsibility for and control over the defense of the validity, patentability and enforceability of Product-Specific Patents at AbbVie’s sole cost and expense. Harpoon may participate in any such claim, suit, or proceeding in the Territory with counsel of its choice at its own expense; provided that AbbVie shall retain control of the defense in such claim, suit, or proceeding.  If AbbVie elects not to defend or control the defense of such Product-Specific Patents in a suit brought in the Territory, or otherwise fails to initiate and maintain the defense of any such claim, suit, or proceeding, then Harpoon may conduct and control the defense of any such claim, suit, or proceeding at its own expense.

7.5.3AbbVie Patents and Joint Patents.

(a)AbbVie shall have the sole right, but not the obligation, to defend and control the defense of the validity and enforceability of the AbbVie Patents at its own expense in the Territory.

(b)The Party who is prosecuting the Joint Patents at the relevant time shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the Joint Patents at its own expense in the Territory.  The other Party may participate in any such claim, suit, or proceeding in the Territory related to the Joint Patents with counsel of its choice at its own expense; provided that the Party who is prosecuting the Joint Patents at the relevant time shall retain control of the defense in such claim, suit, or proceeding.  If the Party who is prosecuting the Joint Patents at the relevant time elects not to defend or control the defense of the Joint Patents in a suit brought in the Territory, or otherwise fails to initiate and maintain the defense of any such claim, suit, or proceeding, then the other Party may conduct and control the defense of any such claim, suit, or proceeding, at its own expense.

7.5.4Cooperation. Each Party shall assist and cooperate with the other Party as such other Party may reasonably request from time to time in connection with its activities set forth in this Section 7.5, including by being joined as a party plaintiff in such action or proceeding, providing access to relevant documents and other evidence, and making its employees available at reasonable business hours.  In connection with any such defense or claim or counterclaim, the controlling Party shall consider in good faith any comments from the other Party and shall keep the other Party reasonably informed of any steps taken, and shall provide copies of all documents filed, in connection with such defense, claim, or counterclaim provided that doing so would not waive any privilege or violate any court order or Applicable Law.  In connection with the activities set forth in this Section 7.5, each Party shall consult with the other as to the strategy for the defense of the Harpoon Patents and Joint Patents.  Neither Party shall have the right to settle any claim, suit, or proceeding under this Section 7.5 in a manner that imposes any costs or liability on, or involves any admission by, the other Party, without the express written consent of such other Party.

7.5.5Relationship to Enforcement of Patents.  Notwithstanding anything herein to the contrary, the defense to any challenge of validity, enforceability or patentability of any of the Harpoon Patents, AbbVie Patents, or Joint Patents that is raised in connection with or in response to an infringement action or a biosimilar litigation shall be controlled by the Party who controls that infringement action or biosimilar litigation, and such Party shall have the right to manage, resolve, settle or dispose any such challenge according to Section 7.3, provided that (a) with respect to any Harpoon Patents that are not Product-Specific Patents and are not involved in any biosimilar patent litigation, where AbbVie is the controlling Party in connection with an infringement action, AbbVie shall not resolve, settle or dispose of such action or litigation in any way that would admit liability on the part of Harpoon, or materially impact the validity, scope or enforceability of such Harpoon Patent, without Harpoon’s prior written consent, not to be unreasonably withheld or delayed, and (b) with respect to any Harpoon Patents for which Harpoon did not give its consent to include within a biosimilar litigation, and Harpoon is the controlling Party in connection with an infringement action involving such Patents, then Harpoon shall be the controlling Party in connection with the defense to any challenge of validity, enforceability or patentability of such Harpoon Patents, but shall reasonably consult with AbbVie in connection with any such defense, and shall consider in good faith AbbVie’s reasonable comments in relation thereto.

7.6Product Trademarks.  As between the Parties, AbbVie shall own all right, title, and interest to the Product Trademarks in the Territory, and shall be responsible for the registration, prosecution, maintenance and enforcement thereof.  All costs and expenses of registering, prosecuting, maintaining and enforcing the Product Trademarks shall be borne solely by AbbVie.  Harpoon shall provide all assistance and documents reasonably requested by AbbVie in support of its prosecution, registration, maintenance and enforcement of the Product Trademarks.

7.7International Nonproprietary Name.  As between the Parties, AbbVie shall have the sole right and responsibility to select the International Nonproprietary Name or other name or identifier for any Licensed Compound or Licensed Product.  AbbVie shall have the sole right and responsibility to apply for submission to the World Health Organization for the International Nonproprietary Name, and submission to the United States Adopted Names Council for the United States Adopted Name.

7.8Inventor's Remuneration.  Each Party shall be solely responsible for any remuneration that may be due such Party's inventors under any applicable inventor remuneration laws.

7.9Common Interest.  All information exchanged between the Parties regarding the prosecution, maintenance, enforcement and defense of Patents under this Article 7 will be deemed to be Confidential Information of the disclosing Party.  In addition, the Parties acknowledge and agree that, with regard to such prosecution, maintenance, enforcement and defense, the interests of the Parties as collaborators and Harpoon and licensee are to, for their mutual benefit, obtain patent protection and plan patent defense against potential infringement activities by Third Parties, and as such, are aligned and are legal in nature.  The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning Patents under this Article 7, including privilege under the common interest doctrine and similar or related doctrines.  Notwithstanding anything to the contrary in this Agreement, to the extent a Party has a good faith belief that any information required to be disclosed by such Party to the other Party under this Article 7 is protected by attorney-client privilege or any other applicable legal privilege or immunity, such Party shall not be required to disclose such information and the Parties shall in good faith cooperate to agree upon a procedure (which may include entering into a specific common interest agreement, disclosing such information on a “for counsel eyes only” basis or similar procedure) under which such information may be disclosed without waiving or breaching such privilege or immunity.

ARTICLE 8
PHARMACOVIGILANCE AND SAFETY

8.1Pharmacovigilance.  Within [***] after the License Option Exercise Closing Date, the Parties shall enter into an agreement to initiate a process for the exchange of adverse event safety data in a mutually agreed format, including postmarketing spontaneous reports received by the Party or its Affiliates in order to (a) with respect to AbbVie, monitor the safety of the Licensed Compound or Licensed Product and to meet reporting requirements with any applicable Regulatory Authority and (b) with respect to Harpoon, permit reasonable access to adverse event safety data for Licensed Compounds or Licensed Products, in each case ((a) and (b)) at AbbVie’s expense.  Notwithstanding the forgoing, if any adverse event safety data is received or otherwise generated by Harpoon following the License Option Exercise Closing Date and prior to the execution of such agreement, Harpoon shall, within [***] of receiving or otherwise generating such data, provide such data to AbbVie by email to: [***].

8.2Global Safety Database.  Harpoon shall initially set up, hold and maintain (at its sole cost and expense) the global safety database for Licensed Compounds and Licensed Products with respect to safety data obtained in connection with the Initial Development Activities.  Within [***] after the License Option Exercise Closing Date, Harpoon shall transfer to AbbVie, in an electronic format reasonably satisfactory to AbbVie, the complete contents of the safety database maintained by Harpoon pursuant to the immediately foregoing sentence, and thereafter AbbVie shall set up, hold, and maintain (at AbbVie’s sole cost and expense) the global safety database for Licensed Compounds or Licensed Products.  Harpoon shall provide AbbVie with all information necessary or desirable for AbbVie to comply with its pharmacovigilance responsibilities in the Territory, including, as applicable, any adverse drug experiences, from pre-clinical or clinical laboratory, animal toxicology and pharmacology studies, Clinical Studies, and commercial experiences with a Licensed Compound or Licensed Product, in each case in any form agreed upon between AbbVie and Harpoon at the time of the request.

ARTICLE 9
Confidentiality AND Non-Disclosure

9.1Product Information.  Harpoon recognizes that by reason of AbbVie’s status as an exclusive optionee pursuant to the grants under Section 3.2.3, AbbVie has an interest in Harpoon maintaining the confidentiality of certain information of Harpoon.  Accordingly, following the License Option Exercise Closing Date and for the remainder of the Term, Harpoon shall, and shall cause its Affiliates and its and their respective officers, directors, employees, and agents to, keep confidential, and not publish or otherwise disclose, and not use directly or indirectly for any purpose other than to fulfill Harpoon’s obligations hereunder any Information owned or otherwise Controlled by Harpoon or any of its Affiliates specifically relating to any Licensed Compound or Licensed Product, or the Exploitation of any of the foregoing (the “Product Information”); except to the extent (a) the Product Information is in the public domain through no fault of Harpoon, its Affiliates or any of its or their respective officers, directors, employees, or agents; (b) such disclosure or use is expressly permitted under Section 9.3, or (c) such disclosure or use is otherwise expressly permitted by the terms of this Agreement.  Product Information shall not include [***].  For purposes of Section 9.3, effective as of License Option Exercise Closing Date and for the remainder of the Term, AbbVie shall be deemed to be the disclosing Party with respect to Product Information under Section 9.3 and Harpoon shall be deemed to be the receiving Party with respect thereto.  For further clarification, (i) without limiting this Section 9.1, to the extent Product Information is disclosed by Harpoon to AbbVie pursuant to this Agreement, such information shall, subject to the other terms and conditions of this Article 9, also constitute Confidential Information of Harpoon with respect to the use and disclosure of such Information by AbbVie, but (ii) the disclosure by Harpoon to AbbVie of Product Information shall not cause such information to cease to be subject to the provisions of this Section 9.1 with respect to the use and disclosure of such Confidential Information by Harpoon. [***].

9.2Confidentiality Obligations.  At all times during the Term and for a period of [***] following termination or expiration hereof in its entirety, each Party shall, and shall cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is necessary or reasonably useful for the performance of, or the exercise of such Party’s rights under, this Agreement.  Notwithstanding the foregoing, to the extent the receiving Party can demonstrate by documentation or other competent proof, the confidentiality and non-use obligations under this Section 9.2 with respect to any Confidential Information shall not include any information that:

9.2.1has been published by a Third Party or otherwise is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the receiving Party;

9.2.2has been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information; provided that the foregoing exception shall not apply with respect to Regulatory Documentation (excluding clinical protocols) or Joint Know-How;

9.2.3is subsequently received by the receiving Party from a Third Party without restriction and without breach of any agreement between such Third Party and the disclosing Party;

9.2.4is generally made available to Third Parties by the disclosing Party without restriction on disclosure; or

9.2.5has been independently developed by or for the receiving Party without reference to, or use or disclosure of, the disclosing Party’s Confidential Information; provided that the foregoing exception shall not apply with respect to Regulatory Documentation (excluding clinical protocols) or Joint Know-How.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party.  Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

9.3Permitted Disclosures.  Each Party may disclose Confidential Information to the extent that such disclosure is:

9.3.1in the reasonable opinion of the receiving Party’s legal counsel,  required to be disclosed pursuant to law, regulation or a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial or local governmental body of competent jurisdiction,  (including by reason of filing with securities regulators, but subject to Section 9.5); provided that the receiving Party shall first have given prompt written notice (and to the extent possible, at least [***] notice) to the disclosing Party and given the disclosing Party a reasonable opportunity to take whatever action it deems necessary to protect its Confidential Information.  In the event that no protective order or other remedy is obtained, or the disclosing Party waives compliance with the terms of this Agreement, the receiving Party shall furnish only that portion of Confidential Information which the receiving Party is advised by counsel is legally required to be disclosed;

9.3.2made by or on behalf of the receiving Party to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval of a Licensed Product in accordance with the terms of this Agreement; provided that reasonable measures shall be taken to assure confidential treatment of such Confidential Information to the extent practicable and consistent with Applicable Law;

9.3.3made by or on behalf of the receiving Party to a patent authority as may be necessary or reasonably useful for purposes of preparing, obtaining, defending or enforcing a Patent in accordance with the terms of this Agreement; provided that reasonable measures shall be taken to assure confidential treatment of such Confidential Information, to the extent such protection is available;

9.3.4made to its or its Affiliates’ financial and legal advisors who have a need to know such disclosing Party’s Confidential Information and are either under professional codes of conduct giving rise to expectations of confidentiality and non-use or under written agreements of confidentiality and non-use, in each case, at least as restrictive as those set forth in this Agreement; provided that the receiving Party shall remain responsible for any failure by such financial and legal advisors, to treat such Confidential Information as required under this Article;

9.3.5made by the receiving Party or its Affiliates to potential or actual investors or acquirers as may be necessary in connection with their evaluation of such potential or actual investment or acquisition; provided that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 9;

9.3.6made by AbbVie or its Affiliates or Sublicensees to its or their advisors, consultants, clinicians, vendors, service providers, contractors, existing or prospective collaboration partners, licensees, sublicensees, or other Third Parties as may be necessary or useful in connection with the Exploitation of the Licensed Compound, the Licensed Products, or otherwise in connection with the performance of its obligations or exercise of its rights as contemplated by this Agreement; provided that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of AbbVie pursuant to this Article 9; or

9.3.7made by Harpoon or its Affiliates after receiving advanced approval from AbbVie, to its or their advisors, consultants, clinicians, vendors, service providers, contractors, or other Third Parties as may be necessary or useful in connection with the performance of their obligations or exercise of their rights as contemplated by this Agreement; provided that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information of AbbVie substantially similar to the obligations of confidentiality and non-use of Harpoon pursuant to this Article 9; provided, further, that the advanced approval requirement set forth in this Section 9.3.7 shall not apply to Third Party Providers approved by AbbVie pursuant to Section 3.7.

9.4Use of Name.  Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo, or Trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance.  The restrictions imposed by this Section 9.4 shall not prohibit either Party from making any disclosure identifying the other Party that, in the opinion of the disclosing Party’s counsel, is required by Applicable Law; provided that such Party shall submit the proposed disclosure identifying the other Party in writing to the other Party as far in advance as reasonably practicable (and in no event less than [***] prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon.

9.5Public Announcements.  Neither Party shall issue any other public announcement, press release, or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted).  Notwithstanding the foregoing, Harpoon shall be free to issue any public announcement, press release, or other public disclosure related to (a) [***], (b) [***], (c) [***], and (d) any publication, presentation or disclosure that was permitted under Section 9.6, provided that any such disclosure under (a) through (d) does not contain any Confidential Information of AbbVie.  In the event a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and to the extent possible, at least [***] prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon.  Notwithstanding the foregoing, AbbVie, its Sublicensees and its and their respective Affiliates shall have the right to publicly disclose research, development and commercial information (including with respect to regulatory matters) regarding the Licensed Compound and Licensed Products, provided that any such disclosure does not contain any Confidential Information of Harpoon.

9.6Publications. The Parties acknowledge that scientific publications must be monitored to prevent any adverse effect from premature publication of results of the activities contemplated hereunder.  Prior to the License Option Exercise Closing Date, if Harpoon intends to publish, present (including presentation at any scientific meeting) or otherwise disclose Information related specifically to the Exploitation of the Licensed Compound or Licensed Products, Harpoon shall provide AbbVie with such proposed publication, presentation or disclosure at least [***] prior to the intended publication date, provided that [***].  AbbVie will have the right to reasonably review and comment to such publication, presentation or disclosure, and Harpoon shall in good faith consider any comments made by AbbVie in such [***] period.  If such publication, presentation or disclosure contains Confidential Information of AbbVie, then upon AbbVie’s request during such [***] period, Harpoon shall delete any such information identified by AbbVie.  If there is a dispute regarding Harpoon’s right to publish prior to the License Option Exercise Closing Date, such dispute shall be escalated to the Senior Officers of each Party for resolution, provided that subject to the foregoing sentence, Harpoon shall have the right to make a final decision with respect to such publication.  Following the License Option Exercise Closing Date, Harpoon shall not publish, present, or otherwise disclose, and shall cause its Affiliates and Third Party Providers and its and their employees and agents not to disclose any Product Information without the prior written consent of AbbVie, except as required by Applicable Law.

9.7Return of Confidential Information.  Upon the effective date of the termination of this Agreement for any reason, either Party may request in writing, and the other Party shall either, with respect to Confidential Information (in the event of termination of this Agreement with respect to [***] Terminated Territories but not in its entirety, solely to the extent relating specifically and exclusively to such Terminated Territories) to which such other Party does not retain rights under the surviving provisions of this Agreement: (a) as soon as reasonably practicable, destroy all copies of such Confidential Information in the possession of the other Party and confirm such destruction in writing to the requesting Party; or (b) as soon as reasonably practicable, deliver to the requesting Party, at such other Party’s expense, all copies of such Confidential Information in the possession of such other Party; provided that such other Party shall be permitted to retain one (1) copy of such Confidential Information for the sole purpose of performing any continuing obligations or exercising any surviving rights hereunder, as required by Applicable Law, or for litigation or archival purposes.  Notwithstanding the foregoing, such other Party also shall be permitted to retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose.

9.8Survival.  All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 9.2.

ARTICLE 10
REPRESENTATIONS AND Warranties

10.1Mutual Representations and Warranties.  Harpoon and AbbVie each represents and warrants to the other, as of the Effective Date, as follows:

10.1.1Organization. It is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority, to execute, deliver, and perform this Agreement.

10.1.2Authorization.  The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and do not violate (a) such Party’s charter documents, bylaws, or other organizational documents, (b) in any material respect, any agreement, instrument, or contractual obligation to which such Party is bound, (c) any requirement of any Applicable Law, or (d) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party.

10.1.3Binding Agreement.  This Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

10.1.4No Inconsistent Obligation.  It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfillment of its obligations hereunder.

10.1.5No Misstatements or Omissions.  The representations and warranties of such Party in this Agreement, and the Information, documents and materials furnished to the other Party in response to such Party’s written requests for due diligence information prior to the Effective Date, do not, taken as a whole, (a) contain any untrue statement of a material fact, or (b) omit to state any material fact necessary to make the statements or facts contained therein, in light of the circumstances under which they were made, not misleading.

10.2Additional Representations and Warranties of Harpoon.  Except as set forth on Schedule 10.2, Harpoon further represents and warrants to AbbVie, as of the Effective Date, as follows:

10.2.1All Harpoon Patents existing as of the Effective Date are listed on Schedule 10.2.1 (the “Existing Patents”).  To Harpoon’s Knowledge, all Existing Patents existing as of the Effective Date are subsisting and, to Harpoon’s Knowledge, are not invalid or unenforceable, in whole or in part, are being diligently prosecuted in the applicable patent offices in the Territory in accordance with Applicable Law, and have been filed and maintained properly and correctly in all material aspect and all applicable fees have been paid on or before the due date for payment.

10.2.2There are no judgments, or settlements against, or amounts with respect thereto, owed by Harpoon or any of its Affiliates relating to the Existing Patents, or the Harpoon Know-How.  No claim or litigation has been brought or threatened in writing or any other form by any Person alleging, and Harpoon has no Knowledge of any claim, whether or not asserted, that the Existing Patents are invalid or unenforceable.  To Harpoon’s Knowledge, the Development or Commercialization of the Licensed Compounds or Licensed Products as contemplated herein, does not or will not violate, infringe, misappropriate or otherwise conflict or interfere with, any Patent or other intellectual property or proprietary right of any Third

Party.  To Harpoon’s Knowledge, no Person is infringing or threatening to infringe or misappropriating or threatening to misappropriate the Existing Patents or the Harpoon Know-How.

10.2.3Harpoon is (a) the sole and exclusive owner of the entire right, title and interest in the Existing Patents listed on Schedule 10.2.1, Part A (the “Owned Patents”) and the Harpoon Know-How and (b) the sole and exclusive licensee of the Existing Patents listed on Schedule 10.2.1, Part B (the “In-Licensed Patents”) which are subject to valid and enforceable in-license agreements, in each case ((a) and (b)) free of any encumbrance, lien, or claim of ownership by any Third Party.  Harpoon is entitled to grant the licenses specified herein.  The Owned Patents and In-Licensed Patents represent all of the Existing Patents.

10.2.4Harpoon has the right to use and license (or sublicense as the case may be) to AbbVie all Information and Patents necessary to Develop, Manufacture and Commercialize the Licensed Compounds and the Licensed Products as contemplated herein.  The Harpoon Patents and Harpoon Know-How are not and will not be subject to any license or other agreement to which Harpoon or any of its Affiliates is a party other than a Harpoon In-License Agreement.

10.2.5As of the Effective Date, none of Harpoon or its Affiliates and, to Harpoon’s Knowledge, any Third Party is in material breach of any Harpoon In-License Agreement.

10.2.6True, complete, and correct copies of: (a) Harpoon In-License Agreements; and (b) all material adverse information with respect to the safety and efficacy of the Licensed Compounds known to Harpoon, in each case ((a) through (c)) have been provided or made available to AbbVie prior to the Effective Date.

10.2.7Harpoon and its Affiliates have generated, prepared, maintained, and retained all Regulatory Documentation that is required to be maintained or retained pursuant to and in accordance with Applicable Law, and all such information is in all material aspect true, complete and correct and what it purports to be.

10.2.8Each Person who has or has had any rights in or to any Owned Patents or any Harpoon Know-How, including any current or former officer, employee, agent or consultant of Harpoon or any of its Affiliates, has assigned and has executed an agreement assigning its entire right, title, and interest in and to such Owned Patents and Harpoon Know-How to Harpoon. To Harpoon’s Knowledge, no current or former officer, employee, agent, or consultant of Harpoon or any of its Affiliates is in material violation of any term of any assignment or other agreement regarding the protection of Patents or other intellectual property or proprietary information of Harpoon or any Third Party related to the Harpoon Patents, Harpoon Know-How, Licensed Compounds or Licensed Products.

10.2.9All rights in all inventions and discoveries, made, developed, or conceived by any employee or independent contractor of Harpoon or any of its Affiliates, and included in Harpoon Know-How or that are the subject of one (1) or more Existing Patents have been assigned in writing to Harpoon or such Affiliate.

10.2.10Harpoon has obtained the right (including under any Patents and other intellectual property rights) to use all material Information and other materials (including any formulations and manufacturing processes and procedures) developed or delivered by any Third Party under any agreements between Harpoon and any such Third Party that is necessary or reasonably useful for the Development or Commercialization of Licensed Compounds, and Harpoon has the rights under each such agreement to license and transfer such Information or other materials to AbbVie and its designees and to grant AbbVie the right to use such Information or other materials in the Development or Commercialization of the Licensed Compounds or the Licensed Products as set forth in this Agreement.

10.2.11Harpoon has made (and will make) available to AbbVie, as set forth in Section 3.5.1, all Regulatory Documentation and Harpoon Know-How and all such Regulatory Documentation and Harpoon Know-How are (and, if made available after the Effective Date, will be), to Harpoon’s Knowledge, true, complete, and correct.  Neither Harpoon nor any of its Affiliates has any Knowledge of [***] that has not been disclosed to AbbVie as of the Effective Date.  [***] of a Licensed Product.

10.2.12Neither Harpoon nor any of its Affiliates, nor any of its or their respective officers, employees, or, to Harpoon’s Knowledge, agents has made an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the Development of the Licensed Compounds or the Licensed Products, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority with respect to the Development of the Licensed Compounds or the Licensed Products, or committed an act, made a statement, or failed to make a statement with respect to the Development of the Licensed Compounds or the Licensed Products that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies in the Territory.

10.2.13There are no amounts that will be required to be paid to a Third Party as a result of the Development or Commercialization of the Licensed Compounds or Licensed Products that arise out of any agreement to which Harpoon or any of its Affiliates is a party.

10.2.14Neither Harpoon nor any of its employees nor, to Harpoon’s Knowledge, agents performing hereunder, have ever been, are currently, or are the subject of a proceeding that could lead to it or such employees or agents becoming, as applicable, a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual or a Convicted Entity or Convicted Individual or added to the FDA’s Disqualified/Restricted List.  If, during the Term, Harpoon, or any of its employees or agents performing hereunder, become or are the subject of a proceeding that could lead to a Person becoming, as applicable, a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual or a Convicted Entity or Convicted Individual or added to the FDA’s Disqualified/Restricted List, Harpoon shall immediately notify AbbVie, and AbbVie shall have the right, exercisable upon written notice given by AbbVie to terminate this Agreement.  For purposes of this Agreement, the following definitions shall apply:

(a)A “Debarred Individual” is an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from providing services in any capacity to a Person that has an approved or pending drug or biological product application.

(b)A “Debarred Entity” is a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from submitting or assisting in the submission of any Drug Approval Application, or a subsidiary or affiliate of a Debarred Entity.

(c)An “Excluded Individual” or “Excluded Entity” is (A) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General (OIG/HHS) of the U.S. Department of Health and Human Services, or (B) is an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration (GSA).

(d)A “Convicted Individual” or “Convicted Entity” is an individual or entity, as applicable, who has been convicted of a criminal offense that falls within the ambit of 21 U.S.C. §335a (a) or 42 U.S.C. §1320a - 7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.

(e)“FDA’s Disqualified/Restricted List” is the list of clinical investigators restricted from receiving investigational drugs, biologics, or devices if the FDA has determined that the investigators have repeatedly or deliberately failed to comply with regulatory requirements for studies or have submitted false Information to the study sponsor or the FDA..

10.2.15The inventions claimed or covered by the Existing Patents (a) were not conceived, discovered, developed, or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof, and (b) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(f).

10.3Covenants of Harpoon.  Harpoon covenants to AbbVie as follows:

10.3.1During the Term, neither Harpoon nor any of its Affiliates shall encumber or diminish the rights granted to AbbVie hereunder with respect to the Harpoon Patents, including by not (a) committing any acts or knowingly permitting the occurrence of any omissions that would cause the breach or termination of any Harpoon In-License Agreement, or (b)  amending or otherwise modifying or permitting to be amended or modified, any Harpoon In-License Agreement, where such amendment or modification would adversely affect the rights granted to AbbVie hereunder.  Harpoon shall promptly provide AbbVie with notice of any alleged, threatened, or actual breach of any Harpoon In-License Agreement.

10.3.2At any time following the [***] and prior to the expiration of the Option Period (as[***]), at AbbVie’s request, Harpoon shall, at its sole cost and expense, exercise its option to acquire the Commercial License [***] for Licensed Products pursuant to [***].  Harpoon shall exercise such Commercial License promptly following written notice of such election by AbbVie to Harpoon.  For clarity, Harpoon shall not be responsible for any payment of any financial obligations resulting from any agreement AbbVie elects to enter into with a Third Party in connection with the Manufacture of a Licensed Compound or Licensed Product under [***].

10.3.3Harpoon and its Affiliates will employ Persons with appropriate knowledge, expertise and experience to conduct and to oversee the Initial Development Activities.

10.3.4Harpoon shall have obtained from each of its Affiliates, sublicensees, employees and agents who are participating in the Exploitation of the Licensed Compounds or Licensed Products or who otherwise have access to any AbbVie Information or other Confidential Information of AbbVie in connection with activities under this Agreement, rights to any and all Information that arises from or relates to such participation and is necessary or reasonably useful for the Development or Commercialization of Licensed Compounds or Licensed Products, in each case prior to the performance of or participation in such activities, such that AbbVie shall, by virtue of this Agreement, receive from Harpoon, without payments beyond those required by Article 6, the licenses and other rights granted to AbbVie hereunder.

10.4Covenants of AbbVie.  AbbVie covenants to Harpoon as follows:

10.4.1AbbVie shall have obtained from each of its Affiliates, Sublicensees, employees and agents who are participating in the Exploitation of the Licensed Compounds or Licensed Products or who otherwise have access to any Harpoon Information or other Confidential Information of Harpoon in connection with activities under this Agreement, rights to any and all Information that arises from or relates to such participation or access and is necessary or reasonably useful for the Development or Commercialization of Licensed Compounds or Licensed Products, in each case prior to the performance of or participation in such activities, such that Harpoon shall, by virtue of this Agreement, receive from AbbVie, without additional consideration, the licenses specified in Section 5.2.

10.5DISCLAIMER OF WARRANTIES.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 11
Indemnity

11.1Indemnification of Harpoon.  AbbVie shall indemnify Harpoon, its Affiliates and its and their respective directors, officers, employees, and agents (the “Harpoon Indemnitees”) and defend and save each of them harmless, from and against any and all losses, damages, liabilities, penalties, costs, taxes (including penalties and interest) and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims, or demands of Third Parties (collectively, “Third Party Claims”) incurred by or rendered against the Harpoon Indemnitees arising from or occurring as a result of: [***]

11.2Indemnification of AbbVie.  Harpoon shall indemnify AbbVie, its Affiliates and its and their respective directors, officers, employees, and agents (the “AbbVie Indemnitees”), and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims incurred by or rendered against the AbbVie Indemnitees arising from or occurring as a result of: [***]

11.3Notice of Claim.  All indemnification claims in respect of a Party, its Affiliates, or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”).  The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this Article 11, but in no event shall the indemnifying Party be liable for any Losses to the extent resulting from any delay in providing such notice.  Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time).  The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

11.4Control of Defense.

11.4.1In General.  Subject to the provisions of Sections 7.4 (if applicable), 7.5 and 7.6, at its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within [***] after the indemnifying Party’s receipt of an Indemnification Claim Notice.  The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification.  Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party which shall be reasonably acceptable to the Indemnified Party.  In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall promptly deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim.  Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 11.4.2, the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim unless specifically requested in writing by the indemnifying Party.  In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any Losses incurred by the indemnifying Party in its defense of the Third Party Claim.

11.4.2Right to Participate in Defense.  Without limiting Section 11.4.1, any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided that such employment shall be at the Indemnified Party’s own expense unless (a) the employment thereof, and the assumption by the indemnifying Party of such expense, has been specifically authorized by the indemnifying Party in writing, (b) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 11.4.1 (in which case the Indemnified Party shall control the defense), or (c) the interests of the Indemnified Party and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles (in which case the Indemnifying Party shall control its defense and the Indemnified Party shall control the defense of the Indemnified Party).

11.4.3Settlement.  With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the Indemnified Party’s becoming subject to injunctive or other relief, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate.  With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 11.4.1, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed).  If the indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, the Indemnified Party may defend against such Third Party Claim.  Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise or dispose of, any Third Party Claim without the prior written consent of the indemnifying Party.  The indemnifying Party shall not be liable for any settlement, compromise or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the indemnifying Party.

11.4.4Cooperation.  Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.  Such cooperation shall include access [***] afforded to the indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith, subject to refund if the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

11.4.5Expenses.  Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim shall be reimbursed on a [***] basis in arrears by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

11.5Special, Indirect, and Other Losses.  EXCEPT (A) FOR FRAUD, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, (B) FOR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER [ARTICLE 9 OR SECTION 5.8], (C) AS PROVIDED UNDER [***] AND (D) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 11, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS OR BUSINESS INTERRUPTION, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE IN CONNECTION WITH OR ARISING IN ANY WAY OUT OF THE TERMS OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE USE OF THE LICENSED COMPOUNDS OR LICENSED PRODUCTS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.6Insurance.  Each Party shall obtain and carry in full force and effect the minimum insurance requirements set forth herein.  Such insurance (a) shall be primary insurance with respect to each Party’s own participation under this Agreement, (b) shall be issued by a recognized insurer rated by A.M. Best “A-VII” (or its equivalent) or better, or an insurer pre-approved in writing by the other Party, and (c) shall list the other Party as an additional insured under the General Liability Policy.

11.6.1Types and Minimum Limits.  The types of insurance, and minimum limits shall be:

(a)Worker’s Compensation with statutory limits in compliance with the Worker’s Compensation laws of the state or states in which the Party has employees in the United States (excluding Puerto Rico).

(b)Employer’s Liability coverage with a minimum limit of [***] provided that a Party has employees in the United States (excluding Puerto Rico).

(c)General Liability Insurance with a minimum limit of [***] and [***] in the aggregate.  General Liability Insurance shall include Clinical Trial Insurance.  The limits may be met with a combination of primary and commercial umbrella insurance.

11.6.2Certificates of Insurance.  Upon request by a Party, the other Party shall provide Certificates of Insurance evidencing compliance with this Section.  The insurance policies shall be under an occurrence form, but if only a claims-made form is available to a Party, then such Party shall continue to maintain such insurance after the expiration or termination of this Agreement for the longer of (a) a period of [***] following termination or expiration of this Agreement in its entirety, or (b) with respect to a particular Party, [***] by a Party.

11.6.3Self-Insurance.  Notwithstanding the foregoing, AbbVie may self-insure, in whole or in part, the insurance requirements described above.

ARTICLE 12
Term and Termination

12.1Term.

12.1.1Term.  This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall continue in force and effect until (a) the date of expiration of the last Royalty Term for the last Licensed Product, or (b) the expiration of the License Option Period and the failure of AbbVie to exercise the License Option (such period, the “Term”).

12.1.2Effect of Expiration of the Term.  Following the expiration of the Term pursuant to clause (a) (but not clause (b)) of Section 12.1.1, the grants in Section 5.1.3 shall become non-exclusive, fully-paid, royalty-free and irrevocable.

12.2Termination for Material Breach.

12.2.1Material Breach.  If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) has materially breached one (1) or more of its material obligations under this Agreement, then the Non-Breaching Party may deliver notice of such material breach to the Breaching Party (a “Default Notice”).  If the Breaching Party does not dispute that it has committed a material breach of one (1) or more of its material obligations under this Agreement, then if the Breaching Party fails to cure such breach within ninety (90) days after receipt of the Default Notice, or if such compliance cannot be fully achieved within such ninety- (90-) day period and the Breaching Party has failed to commence compliance or has failed to use diligent efforts to achieve full compliance as soon thereafter as is reasonably possible, the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party.  If the Breaching Party disputes that it has materially breached one (1) or more of its material obligations under this Agreement, the dispute shall be resolved pursuant to Section 13.7.  If, as a result of the application of such dispute resolution procedures, the Breaching Party is determined to be in material breach of one (1) or more of its material obligations under this Agreement (an “Adverse Ruling”), then if the Breaching Party fails to complete the actions specified by the Adverse Ruling to cure such material breach within [***] after such ruling, or if such compliance cannot be fully achieved within such [***] period and the Breaching Party has failed to commence diligent efforts to achieve full compliance as soon thereafter as is reasonably possible or as prescribed by the Arbitrator, then the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party.

12.2.2Material Breach Related to Diligence in a Major Market.  Notwithstanding Section 12.2.1, if the material breach and failure to cure contemplated by Section 12.2.1 is with respect to AbbVie’s Commercialization diligence obligations under Section 4.2 with respect to any Major Market, [***].

12.2.3Invocation of Material Breach.  Notwithstanding the foregoing, the Parties agree that termination pursuant to this Section 12.2 is a remedy to be invoked only if the breach is not (a) cured in accordance with Section 12.2.1 (including the timeframes set forth therein), (b) remedied through the payment of money damages determined in accordance with Section 13.7 or (c) adequately remedied through a combination of (a) and (b).

12.3Additional Termination Rights by AbbVie.  AbbVie may terminate this Agreement in its entirety, or on a country or other jurisdiction -by-country or other jurisdiction basis, for any or no reason, upon ninety (90) days’ prior written notice to Harpoon.

12.4Termination for Insolvency.  In the event that either Party (a) files for protection under bankruptcy or insolvency laws, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within [***] after such filing, (d) is a party to any dissolution or liquidation, (e) files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not discharged within [***] of the filing thereof, or (f) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.

12.5Rights in Bankruptcy.

12.5.1Applicability of 11 U.S.C. § 365(n).  All rights and licenses (collectively, the “Intellectual Property”) granted under or pursuant to this Agreement, including all rights and licenses to use improvements or enhancements developed during the Term, are intended to be, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”) or any analogous provisions in any other country or jurisdiction, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code.  The Parties agree that the licensee of such Intellectual Property under this Agreement shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, including Section 365(n) of the Bankruptcy Code, or any analogous provisions in any other country or jurisdiction.  All of the rights granted to either Party under this Agreement shall be deemed to exist immediately before the occurrence of any bankruptcy case in which the other Party is the debtor.

12.5.2Rights of non-Debtor Party in Bankruptcy.  If a bankruptcy proceeding is commenced by or against either Party under the Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the non-debtor Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any Intellectual Property and all embodiments of such Intellectual Property, which, if not already in the non-debtor Party’s possession, shall be delivered to the non-debtor Party within [***] of such request; provided that the debtor Party is excused from its obligation to deliver the Intellectual Property to the extent the debtor Party continues to perform all of its obligations under this Agreement and the Agreement has not been rejected pursuant to the Bankruptcy Code or any analogous provision in any other country or jurisdiction.

12.6Termination in Entirety.

12.6.1In the event of a termination of this Agreement in its entirety by AbbVie pursuant to Section 12.3, or by Harpoon pursuant to Section 12.2.1 or 12.4:

(a)all rights and licenses granted by Harpoon hereunder shall immediately terminate;

(b)all rights and licenses granted by AbbVie hereunder shall immediately terminate;

(c)subject to Section 12.10.2 and Section  12.7 (solely following the License Option Exercise Closing Date), AbbVie shall cease any and all Exploitation of Licensed Compounds and Licensed Products and transfer to Harpoon, or destroy (at Harpoon’s sole election), copies of all data and Information generated by AbbVie in connection with the Exploitation of Licensed Compounds or Licensed Products, and all rights in such Licensed Compounds and Licensed Products shall revert back to Harpoon; and

(d)if such termination occurs following the License Option Exercise Closing Date, Section  12.7 shall apply with respect to Licensed Compounds and Licensed Products that revert to Harpoon (the “Harpoon Reversion Products”).

12.6.2If AbbVie terminates this Agreement in its entirety pursuant to Section 12.2.1 (subject to Section 12.6.3 and Section 12.6.4) or 12.4:

(a)all rights and licenses granted by Harpoon hereunder shall immediately terminate, and AbbVie shall have no further rights in connection with Licensed Compounds and Licensed Products; and

(b)all rights and licenses granted by AbbVie hereunder shall immediately terminate.

12.6.3Prior to the exercise of the License Option, if AbbVie has the right to terminate this Agreement in its entirety pursuant to Section 12.2.1 (i.e. by mutual agreement or as may be finally determined by an Adverse Ruling), then within [***] following the expiration of the relevant cure period, if any, AbbVie may, by written notice to Harpoon, and as its sole and exclusive remedy in lieu of exercising its right under Section 12.2.1 with respect to such breach, elect to continue this Agreement as modified by this Section 12.6.3, in which case, effective as of the date AbbVie delivers notice of such election to Harpoon:

(a)[***]

(b)[***]

(c)[***]

(d)[***]

(e)[***]

(f)[***]

(g)Following the License Exercise Option Closing Date, all provisions of this Agreement with respect to AbbVie’s rights and obligations following the exercise of the License Option shall apply, provided that [***]; and

(h)If the Post CSR Option Period expires without AbbVie delivering a License Option Exercise Notice, then all rights and licenses granted by Harpoon hereunder shall immediately terminate, and AbbVie shall have no further rights in connection with Licensed Compounds and Licensed Products.

12.6.4Following the License Option Exercise Closing Date, if AbbVie has the right to terminate this Agreement in its entirety pursuant to Section 12.2.1 (i.e. by mutual agreement or as may be finally determined by an Adverse Ruling), then within [***] following the expiration of the relevant cure period, if any, AbbVie may, by written notice to Harpoon, and as its sole and exclusive remedy in lieu of exercising its right under Section 12.2.1 with respect to such breach, elect to continue this Agreement as modified by this Section 12.6.4, in which case, effective as of the date AbbVie delivers notice of such election to Harpoon :

(a)[***]

(b)[***]

(c)[***]

(d)	[***]

12.6.5Following the License Option Exercise Closing Date, if AbbVie has the right to terminate this Agreement in its entirety pursuant to Section 12.4, but elects to retain its rights and licenses pursuant to Section 12.5:

(a)[***]

(b)[***]

(c)[***]

(d)[***].

12.7Reversion of Harpoon Products.  Following the License Option Exercise Closing Date, if this Agreement terminates in its entirety, except for termination by AbbVie pursuant to Section 12.2.1 or Section 12.4, the following shall apply with respect to Harpoon Reversion Products.

12.7.1At Harpoon’s sole election by written notice to AbbVie, AbbVie shall grant, and hereby grants to Harpoon, effective as of the effective date of termination, [***] (the “AbbVie Reversion IP”); provided that the foregoing license shall exclude (1) any license or other rights with respect to any active ingredient that is not a Licensed Compound and (2) any license or other rights with respect to any other Patents or Know-How owned or controlled by AbbVie or any of its Affiliates.  The foregoing license under the AbbVie Reversion IP shall be payable on a country-by-country basis and [***] (applied mutatis mutandis to Harpoon) by Harpoon, its Affiliates or sublicensees of Harpoon Reversion Products, beginning [***].

12.7.2AbbVie shall [***], within a reasonable time following the effective date of termination,[***] that was transferred by Harpoon to AbbVie with respect to each Harpoon Reversion Product.

12.7.3At Harpoon’s request, AbbVie shall [***] in connection with Harpoon Reversion Products prior to reversion of such Harpoon Reversion Products.

12.7.4AbbVie shall [***] pertaining to the applicable Harpoon Reversion Products in its possession or Control.

12.7.5With respect to any Licensed Product that becomes a Harpoon Reversion Product during any period in which AbbVie is [***] for such Licensed Product, AbbVie shall [***]

[***], provided that Harpoon [***] the foregoing obligations.

12.7.6If a [***], AbbVie shall [***]. Additionally, upon any Licensed Compound or Licensed Product becoming a Harpoon Reversion Product, AbbVie shall [***]

12.7.7To the extent that AbbVie [***] for the Commercialization of a Harpoon Reversion Product [***], Harpoon shall have the right to [***]. Harpoon shall exercise such right by written notice to AbbVie within [***] after such Licensed Compound or Licensed Product becomes a Harpoon Reversion Product.

12.7.8AbbVie shall [***], as may be necessary under, or as Harpoon may reasonably request in connection with Harpoon’s rights under this Section 12.7.

12.8Termination of Terminated Territory.  In the event of a termination of this Agreement with respect to a country or other jurisdiction by AbbVie pursuant to Section 12.3 or with respect to a Terminated Territory by Harpoon pursuant to Section 12.2.2 (but not in the case of any termination of this Agreement in its entirety), the term “Territory” shall be automatically amended to exclude the Terminated Territory and all rights and licenses granted by Harpoon hereunder (a) shall automatically be deemed to be amended to exclude, if applicable, the right to market, promote, detail, distribute, import, sell, offer for sale, file any Drug Approval Application for, or seek any Regulatory Approval for Licensed Compound or Licensed Products in such Terminated Territory, and (b) shall otherwise survive and continue in effect in such Terminated Territory solely for the purpose of furthering any Commercialization of the Licensed Compounds or Licensed Products in the Territory other than the Terminated Territory or any Development or Manufacturing in support thereof.

12.9Remedies.  Except as otherwise expressly provided herein, termination of this Agreement (either in its entirety or with respect to one (1) or more country(ies) or other jurisdiction(s)) in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.

12.10Accrued Rights; Surviving Obligations.

12.10.1Termination or expiration of this Agreement (either in its entirety or with respect to one (1) or more country(ies) or other jurisdiction(s)) for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration.  Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.  Without limiting the foregoing, Sections 3.6 [***]; 3.8.5 (solely for the purposes, and in accordance with the time periods, set forth therein); 4.6.1 (with respect to any amounts incurred prior to the effective date of termination and subject to reimbursement by AbbVie); 6.2 through 6.6 (with respect to payments for milestone events or Net Sales occurring prior to the effective date of termination); Sections 6.7 through 6.13; Sections 7.1.1 through 7.1.4 (with respect to Patents and Know-How conceived, discovered, developed, or otherwise made prior to expiration or termination of this

Agreement); Section 7.9 (with respect to information exchanged prior to the effective date of termination); Sections 11.1 through 11.5; 12.1.2 and the grants referenced therein (with respect to expiration, but not termination, of this Agreement), 12.5 through 12.8 (with respect to termination, but not expiration, of this Agreement and in accordance with the time periods set forth therein), 12.10, 13.2, 13.3 through 13.13, and 13.15 through 13.20 of this Agreement shall survive the termination or expiration of this Agreement for any reason (unless the reason is expressly limited therein), and Articles 1 (to the extent used in other surviving provisions) and 9 of this Agreement shall survive the termination or expiration of this Agreement for any reason.  If this Agreement is terminated with respect to the Terminated Territory but not in its entirety, then following such termination the foregoing provisions of this Agreement shall remain in effect with respect to the Terminated Territory (to the extent they would survive and apply in the event the Agreement expires or is terminated in its entirety), and all provisions not surviving in accordance with the foregoing shall terminate upon termination of this Agreement with respect to the Terminated Territory and be of no further force and effect (and, for purposes of clarity, all provisions of this Agreement shall remain in effect with respect to all countries in the Territory other than the Terminated Territory).

12.10.2If AbbVie terminates this Agreement with respect to a country or other jurisdiction, or in its entirety pursuant to Section 12.3, AbbVie shall have the right for at least [***] and no more than [***], which period shall be determined by Harpoon in its sole discretion, after the effective date of such termination with respect to such country or other jurisdiction to sell or otherwise dispose of all Licensed Compound or Licensed Product then in its inventory and any in-progress inventory, in each case that is intended for sale or disposition in such country or other jurisdiction, as though this Agreement had not terminated with respect to such country or other jurisdiction, and such sale or disposition shall not constitute infringement of Harpoon’s or its Affiliates’ Patent or other intellectual property or other proprietary rights.  Within [***] from the expiration from this period, AbbVie shall furnish Harpoon a statement showing the quantities of Licensed Products then in AbbVie’s inventory and any in-progress inventory.  For purposes of clarity, AbbVie shall continue to make payments thereon as provided in Article 6 (as if this Agreement had not terminated with respect to such Major Market or country or other jurisdiction).

ARTICLE 13
Miscellaneous

13.1Force Majeure.  Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, acts of God or acts, omissions or delays in acting by any governmental authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement).  The non-performing Party shall notify the other Party of such force majeure within [***] after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect.  The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform.

13.2Change in Control of Harpoon.

13.2.1Harpoon (or its successor) shall provide AbbVie with written notice of any Change in Control of Harpoon or Acquisition by Harpoon within [***] following the closing date of such transaction.

13.2.2In the event of [***]

13.3Export Control.  This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time.  Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

13.4Assignment.

13.4.1Without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned, or delayed, neither Party shall sell, transfer, assign, delegate, pledge, or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided that either Party may make such an assignment without the other Party’s consent to its Affiliate or to a successor, whether in a merger, sale of stock, sale of assets or any other transaction, of the business to which this Agreement relates.  With respect to an assignment to an Affiliate, the assigning Party shall remain responsible for the performance by such Affiliate of the rights and obligations hereunder.  Any attempted assignment or delegation in violation of this Section 13.4 shall be void and of no effect.  All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of Harpoon or AbbVie, as the case may be.  The permitted assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement.  Without limiting the foregoing, the grant of rights set forth in this Agreement shall be binding upon any successor or permitted assignee of Harpoon, and the obligations of AbbVie, including the payment obligations, shall run in favor of any such successor or permitted assignee of Harpoon’s benefits under this Agreement.

13.4.2[***]

13.5Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and reasonably acceptable to the Parties.  To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid, or unenforceable in any respect.

13.6Governing Law, Jurisdiction and Service.

13.6.1Governing Law.  This Agreement or the performance, enforcement, breach or termination hereof shall be interpreted, governed by and construed in accordance with the laws of the State of Delaware, United States, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction; provided that all questions concerning (a) inventorship of Patents under this Agreement shall be determined in accordance with Section 7.1.3 and (b) the construction or effect of Patents shall be determined in accordance with the laws of the country or other jurisdiction in which the particular Patent has been filed or granted, as the case may be.  The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

13.6.2Service.  Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 13.8.2 shall be effective service of process for any action, suit, or proceeding brought against it under this Agreement in any such court.

13.7Dispute Resolution.  Except for disputes resolved by the procedures set forth in Sections 2.2.3, 3.1.2, 6.12 or 13.11, if a dispute arises between the Parties in connection with or relating to this Agreement, including the determination of the scope or applicability of this Section 13.7 and the agreement to arbitrate, or any document or instrument delivered in connection herewith (a “Dispute”), it shall be resolved pursuant to this Section 13.7.

13.7.1General.  Any Dispute shall first be referred to the Senior Officers of the Parties, who shall confer in good faith on the resolution of the issue.  Any final decision mutually agreed to by the Senior Officers shall be conclusive and binding on the Parties.  If the Senior Officers are not able to agree on the resolution of any such issue within [***] (or such other period of time as mutually agreed by the Senior Officers) after such issue was first referred to them, then, except as otherwise set forth in Section 13.7.2, either Party may, by written notice to the other Party, elect to initiate an arbitration proceeding pursuant to the procedures set forth in Section 13.7.3, which shall fully and finally settle the Dispute.

13.7.2Intellectual Property Disputes.  In the event that a Dispute arises with respect the validity, enforceability, or patentability of any Patent, Trademark or other intellectual property rights, and such Dispute cannot be resolved in accordance with Section 13.7.1, unless otherwise agreed by the Parties in writing, such Dispute shall not be submitted to an arbitration proceeding in accordance with Section 13.7.3 and instead, either Party may initiate litigation in a court of competent jurisdiction, notwithstanding Section 13.6, in any country or other jurisdiction in which such rights apply.  In case of a Dispute between the Parties with respect to inventorship, the Parties shall jointly select a patent attorney registered before the United States Patent and Trademark Office and submit such Dispute to the mutually-selected patent attorney for resolution under the United States patent law.  The decision of such patent attorney with respect to inventorship shall be final, and the Parties agree to be bound by the decision and share equally the expenses of such patent attorney.

13.7.3Arbitration.  Any arbitration proceeding under this Agreement shall take place pursuant to the procedures set forth in Schedule 13.7.3.

13.7.4Adverse Ruling.  Any determination pursuant to this Section 13.7 that a Party is in material breach of its material obligations hereunder shall specify a (nonexclusive) set of actions to be taken to cure such material breach, if feasible.

13.7.5Interim Relief.  Notwithstanding anything herein to the contrary, nothing in this Section 13.7 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute, if necessary to protect the interests of such Party.  This Section shall be specifically enforceable.

13.8Notices.

13.8.1Notice Requirements.  Any notice, request, demand, waiver, consent, approval, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if (a) delivered by hand, (b) sent by facsimile transmission (with transmission confirmed), or (c) by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 13.8.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 13.8.1.  Such notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the [***] (at the place of delivery) after deposit with an internationally recognized overnight delivery service.  Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter.  This Section 13.8.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

13.8.2Address for Notice.

If to AbbVie, to:

AbbVie Biotechnology LTD

c/o Conyers, Dill & Pearman,

Clarendon House,

2 Church Street,

Hamilton HM 11 Bermuda

with a copy (which shall not constitute notice) to:

AbbVie Inc.

1 North Waukegan Road

North Chicago, Illinois 60064 United States

Attention: [***]

Facsimile: [***]

If to Harpoon, to:

Harpoon Therapeutics, Inc.

131 Oyster Point Blvd, Suite 300

South San Francisco, CA 94080

Attention: [***]

with a copy (which shall not constitute notice) to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

Attention:  [***]

Email: [***]

13.9Entire Agreement; Amendments.  This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises, and representations, whether written or oral, with respect thereto are superseded hereby (including that certain Mutual Confidentiality Disclosure Agreement between the Parties or their respective Affiliates dated [***] (the “Prior NDA”).  The foregoing shall not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party (or its Affiliates) of its obligations under the Prior NDA.  Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement.  No amendment, modification, release, or discharge with respect to this Agreement shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

13.10English Language.    This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language.  Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

13.11Equitable Relief.  Each Party acknowledges and agrees that the restrictions set forth in Section 5.8 and Articles 7 and 9 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of such Section or Articles may result in irreparable injury to such other Party for which there may be no adequate remedy at law.  In the event of a breach or threatened breach of any provision of such Section or Articles, the non-breaching Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance, and an equitable accounting of all earnings, profits, and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity.  Both Parties agree to waive any requirement that the other (a) post a bond or other security as a condition for obtaining any such relief, and (b) show irreparable harm, balancing of harms, consideration of the public interest, or inadequacy of monetary damages as a remedy.  Nothing in this Section 13.11 is intended, or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

13.12Waiver and Non-Exclusion of Remedies.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.  The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

13.13No Benefit to Third Parties.  Except as provided in Article 11, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

13.14Further Assurance.  Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

13.15Relationship of the Parties.  It is expressly agreed that Harpoon, on the one hand, and AbbVie, on the other hand, shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture, or agency, including for all tax purposes.  Further, the Parties (and any successor, assignee, transferee, or Affiliate of a Party) shall not treat or report the relationship between the Parties arising under this Agreement as a partnership for United States tax purposes, without the prior written consent of the other Party unless required by a final “determination” as defined in Section 1313 of the United States Internal Revenue Code of 1986, as amended.  Neither Harpoon, on the one hand, nor AbbVie, on the other hand, shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so.  All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

13.16Performance by Affiliates.  AbbVie may use one (1) or more of its Affiliates to perform its obligations and duties hereunder and such AbbVie Affiliates are expressly granted certain rights herein; provided that each such Affiliate shall be bound by the corresponding obligations of AbbVie and, subject to an assignment to such Affiliate pursuant to Section 13.4, AbbVie shall remain liable hereunder for the prompt payment and performance of all their respective obligations hereunder.

13.17Counterparts; Facsimile Execution.  This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.  This Agreement may be executed by facsimile or electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

13.18References.  Unless otherwise specified, (a) references in this Agreement to any Article, Section or Schedule shall mean references to such Article, Section or Schedule of this Agreement, (b) references in any Section to any clause are references to such clause of such Section, and (c) references to any agreement, instrument, or other document in this Agreement refer to such agreement, instrument, or other document as originally executed or, if subsequently amended, replaced, or supplemented from time to time, as so amended, replaced, or supplemented and in effect at the relevant time of reference thereto.

13.19Schedules.  In the event of any inconsistencies between this Agreement and any schedules or other attachments hereto, the terms of this Agreement shall control.

13.20Construction.  Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or).  Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days.  The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  The term “including,” “include,” or “includes” as used herein shall mean “including, but not limited to,” and shall not limit the generality of any description preceding such term.  The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.  Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof.  In interpreting and applying the terms and provisions of this

Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

[SIGNATURE PAGE FOLLOWS]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the Effective Date.

HARPOON THERAPEUTICS, INC.	ABBVIE BIOTECHNOLOGY LTD
By: /s/ Gerald McMahon Name: Gerald McMahon Title: President and CEO	By: /s/ Robert Michael Name: Robert Michael Title: Director

[Signature Page to Development and Option Agreement]

Schedule 1.84

Initial Development Plan

[***]

Schedule 1.99

Licensed Compound

[***]

Schedule 3.7

Pre-Approved Third Party Providers

[***]

Schedule 10.2

Disclosure Schedules

[***]

Schedule 10.2.1

Existing Patents

[***]

Schedule 13.7.3

Arbitration

[***]